Filed pursuant to Rule 424(b)(3)
Registration No. 333-196640

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated June 10, 2014

PROSPECTUS SUPPLEMENT

(To prospectus dated June 10, 2014)

$300,000,000

    % Convertible Senior Notes due 2029

We are offering $300,000,000 aggregate principal amount of our     % convertible senior notes due June 15, 2029 (the “notes”). The notes will bear interest at a rate of     % per annum, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014. Beginning with the six-month interest period commencing on June 15, 2021, we will pay contingent interest on the notes during any six-month interest period if the trading price per $1,000 principal amount of the notes for each of the five trading days immediately preceding the first day of such interest period equals or exceeds $1,300. Any contingent interest payable on the notes will be in addition to the regular interest payable on the notes.

Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date only if one or more of the following conditions is satisfied: (i) during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs is more than 130% of the applicable conversion price of the notes on each such trading day; (ii) during the five consecutive business day period following any ten consecutive trading day period in which the trading price for the notes for each such trading day was less than 98% of the product of (a) the closing sale price of our common stock on each such trading day and (b) the applicable conversion rate on each such trading day; (iii) if we call any or all of the notes for redemption, at any time prior to the close of business on the business day prior to the redemption date; (iv) upon the occurrence of specified corporate events; or (v) during either the period beginning on, and including, March 15, 2021 and ending on, but excluding, June 20, 2021 or the period beginning on, and including, March 15, 2029 and ending on, but excluding, the maturity date. We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election as described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion.”

The initial conversion rate will be              shares of our common stock for each $1,000 principal amount of notes, which represents an initial conversion price of approximately $         per share of our common stock. The conversion rate will be subject to adjustment for certain events described herein, but will not be adjusted for accrued interest. In addition, following certain corporate events that occur on or prior to June 20, 2021, we will increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate event.

We may not redeem the notes prior to June 20, 2021. On or after June 20, 2021, we may redeem for cash all or part of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

Holders have the right to require us to repurchase for cash all or part of their notes on each of June 15, 2021 and June 15, 2024 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant repurchase date. In addition, if a fundamental change, as defined herein, occurs prior to the maturity date, holders may require us to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our general senior unsecured obligations and will rank: (i) senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes; (ii) equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated, including in respect of our guarantee of the obligations of our subsidiary, j2 Cloud Services, Inc., with respect to its outstanding notes; (iii) effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “JCOM.” On June 9, 2014, the closing sale price of our common stock was $48.58 per share.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement.

	Per Note		Total
Public offering price (1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us (1)		%	$

(1)	Plus accrued interest from June , 2014.

We have granted the underwriters the right to purchase, within a 13-day period beginning on, and including, the date we first issue the notes, up to an additional $45,000,000 principal amount of notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about June     , 2014.

BofA Merrill Lynch	Citigroup	Wells Fargo Securities

The date of this prospectus supplement is June     , 2014.

Prospectus Supplement

S-i

In making your investment decision, you should rely only on the information contained in or incorporated by reference or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. Neither we nor the underwriters have authorized anyone to provide you with different information. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. Neither we nor the underwriters are making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or the documents incorporated by reference is accurate as of any date other than the date on the front cover of this prospectus supplement, the date on the front cover of the accompanying prospectus, the date of the free writing prospectus or the date of the applicable incorporated document, as the case may be, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since such dates.

When this prospectus supplement uses the words “j2,” “j2 Global,” “we,” “us,” and “our,” they refer to j2 Global, Inc. and its subsidiaries unless otherwise expressly stated or the context otherwise requires.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following is a brief summary of the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus including the “Risk Factors” section and our financial statements and the notes to those statements incorporated by reference herein, before you decide to invest in the notes.

Unless otherwise specifically indicated, all information in this prospectus supplement assumes the underwriters’ option to purchase additional notes is not exercised.

j2 GLOBAL, INC.

Overview

j2 Global is a global provider of Internet services. Through our Business Cloud Services Division, we provide cloud services to businesses of all sizes, from individuals to enterprises, and license our intellectual property (“IP”) to third parties. Our Digital Media Division operates a portfolio of web properties providing technology, gaming and lifestyle content, and an innovative data-driven platform connecting advertisers with visitors to those properties and to visitors of third party websites that are part of the Division’s advertising network.

Our Business Cloud Services Division generates revenues primarily from customer subscription and usage fees and from IP licensing fees. Our Digital Media Division generates revenues primarily from advertising and IP licensing fees.

In addition to growing our business organically, we use acquisitions to grow our customer bases, expand and diversify our service offerings, enhance our technology and acquire skilled personnel. On November 9, 2012, we acquired Ziff Davis, Inc. (which became Ziff Davis, LLC or “Ziff Davis”), a company with extensive digital content holdings within the technology vertical. This acquisition expanded our operations into the digital media market and resulted in the creation of our Digital Media Division. Through a combination of organic growth and 2013 acquisitions, including most notably the February 1, 2013 acquisition of IGN Entertainment, Inc., we have grown this Division into the leading U.S. digital media company in terms of page views in the technology, gaming and men’s lifestyle verticals.

Our consolidated revenues are currently generated from three basic business models, each with different financial profiles and variability in revenues. Our Business Cloud Services Division is driven primarily by subscription revenues that are relatively higher margin and stable and predictable from quarter-to-quarter with some seasonal weakness in the fourth quarter. The Business Cloud Services Division also includes the results of our IP licensing business, which can vary dramatically in both revenues and profitability from period-to-period. Our Digital Media Division is driven primarily by advertising revenues, has relatively higher sales and marketing expense and has seasonal strength in the fourth quarter. We continue to pursue additional acquisitions, which may include companies operating under business models that differ from those we operate under today. Such acquisitions could impact our consolidated profit margins and the variability of our revenues.

We manage our operations through two business segments: Business Cloud Services and Digital Media.

Business Cloud Services

We believe that businesses of all sizes are increasingly purchasing cloud services to meet their communication, messaging, data backup, customer relationship management and other needs. Cloud-based services represent a model for delivering and consuming, independent of location, real time business technology services, resources and solutions over the Internet. Their goal is to reduce or eliminate costs, increase sales and enhance productivity, mobility, business continuity and security. Our eFax® and MyFax® online fax services enable users to receive faxes into their email inboxes and to send faxes via the Internet. eVoice® and Onebox® provide our customers a virtual phone system with various available enhancements. KeepItSafe® enables our customers to securely back up their data and dispose of tape or other physical systems. Our FuseMail® service provides our customers email, archival and perimeter protection solutions, while Campaigner® provides our customers enhanced email marketing solutions. CampaignerCRM® provides customer relationship management solutions designed to increase our customers’ sales and increase efficiency. We believe these services represent more efficient and less expensive solutions than many existing alternatives, and provide increased security, privacy, flexibility and mobility. LiveDrive®, which we acquired on February 10, 2014, provides online backup with added file sync features for professionals and individuals.

We generate substantially all of our Business Cloud Services revenues from “fixed” subscription revenues for basic customer subscriptions and “variable” usage revenues generated from actual usage by our subscribers. We also generate Business Cloud Services revenues from patent licensing and sales and advertising. We categorize our Business Cloud Services and solutions into two basic groups: direct inward-dial number (“DID”) -based, which are services provided in whole or in part through a telephone number, and non-DID-based, which are our other cloud services for business. As of December 31, 2013, we had DIDs issued to approximately 2.2 million paying subscribers, with additional DIDs in inventory.

We market our Business Cloud Services offerings to a broad spectrum of prospective business customers including sole proprietors, small to medium-sized businesses and, enterprises and government organizations. Our marketing efforts include enhancing brand awareness; utilizing online advertising, search engines and affiliate programs; selling through both a telesales and direct sales force; and cross-selling. We continuously seek to extend the number of distribution channels through which we acquire paying customers and improve the cost and volume of customers obtained through our current channels.

Digital Media

Our Digital Media business segment consists of the web properties and business operations of Ziff Davis. The Ziff Davis portfolio of web properties—including PCMag.com, ExtremeTech.com, Geek.com, ComputerShopper.com, LogicBuy.com, Toolbox.com and TechBargains.com—features trusted reviews of technology products, technology-oriented news and commentary, professional networking tools for IT professionals and online deals and discounts for consumers. With Ziff Davis’ February 2013 acquisition of IGN Entertainment, Inc., its portfolio of web properties expanded to include leading sites in the gaming and men’s lifestyle vertical, including IGN.com and AskMen.com. We generate Digital Media revenues from the sale of display advertising targeted to in-market technology buyers and from the sale of customer leads to online merchants and business-to-business leads to IT vendors. We also generate revenue through the license of logos and copyrighted material to clients.

During 2013, our Digital Media web properties attracted 2.2 billion visits and 7.3 billion page views.

We continue to seek opportunities to acquire additional web properties, both within and outside of the technology, gaming and men’s lifestyle verticals, with the goal of monetizing their audiences and content though application of our proprietary technologies and insight.

Corporate Information

Our principle executive offices are located at 6922 Hollywood Blvd., Suite 500, Los Angeles, California 90028, and our main telephone number is (323) 860-9200. Our website address is www.j2global.com. The information on our Website is not part of this prospectus supplement.

Recent Developments

On June 10, 2014, j2 Cloud Services, Inc. (formerly named j2 Global, Inc., a Delaware corporation, or “j2 Cloud”) completed a corporate reorganization (the “Holding Company Reorganization”) pursuant to which j2 Cloud became our direct, wholly owned subsidiary and we became a new public holding company. The Holding Company Reorganization was effected by a merger conducted pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”), which provides for the formation of a holding company without a vote of the stockholders of the constituent corporations. In accordance with Section 251(g) of the DGCL, j2 Merger Sub, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of j2 Cloud (“Merger Sub”), merged with and into j2 Cloud with j2 Cloud surviving the merger as our direct, wholly owned subsidiary (the “Merger”). The Merger was completed pursuant to the terms of an Agreement and Plan of Merger among j2 Cloud, us and Merger Sub, dated June 10, 2014 (the “Merger Agreement”).

At the effective time of the Merger and in connection with the Holding Company Reorganization, all outstanding shares of common stock and preferred stock of j2 Cloud were automatically converted into identical shares of common stock or preferred stock, as applicable, of ours on a one-for-one basis, and j2 Cloud’s existing stockholders and other equity holders became stockholders and equity holders, as applicable, of ours in the same amounts and percentages as they were in j2 Cloud prior to the Holding Company Reorganization. This conversion of common stock and preferred stock did not require any action by stockholders or other equity holders of j2 Cloud.

We intend to cause j2 Cloud to distribute to us all outstanding equity interests in Ziff Davis (which comprises our Digital Media Division) and Advanced Messaging Technologies, Inc. (which holds certain of our intellectual property assets) and certain other assets to us. Following that distribution, each of Ziff Davis and Advanced Messaging Technologies, Inc. will be direct, wholly owned subsidiaries of ours (as opposed to subsidiaries of j2 Cloud). Prior to such distribution, we will first change j2 Cloud from a Delaware corporation to a Delaware limited liability company, whether pursuant to a conversion, further merger or otherwise. Consummation of the change of j2 Cloud from corporate to limited liability company form will be conditioned on certain matters, including potentially approval of our stockholders. While there can be no assurances, we currently expect to complete that transaction, assuming stockholder approval is required and obtained, promptly following our annual meeting of stockholders in 2015.

In connection with the Holding Company Reorganization, we changed our name from “j2 Global Holdings, Inc.” to “j2 Global, Inc.” In addition, following consummation of the Merger, we, j2 Cloud and U.S. Bank National Association, as trustee, entered into a supplemental indenture with respect to the indenture, dated as of July 26, 2012 (the “j2 Cloud Indenture”), between j2 Cloud and the trustee governing j2 Cloud’s 8.000% Senior Notes due 2020 (the “j2 Cloud Notes”). Pursuant to the supplemental indenture, we guaranteed (the “Holding Company Guarantee”), on an unsecured basis, the full and punctual payment (whether at stated maturity, upon redemption, purchase pursuant to an offer to purchase required under the j2 Cloud Indenture or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each j2 Cloud Note, and the full and punctual payment of all other amounts payable by j2 Cloud under the j2 Cloud Indenture. j2 Cloud will remain as the primary obligor on the notes and all other indebtedness of j2 Cloud.

The Merger constituted a change in control for purposes of the j2 Cloud Indenture. Accordingly, in accordance with the terms of the j2 Cloud Indenture, within thirty days of the Merger we or j2 Cloud will be required to make an offer to purchase all outstanding j2 Cloud Notes at a purchase price equal to 101% of the principal amount of such notes (the “j2 Cloud Offer to Purchase”).

Our executive officers and board of directors are the same as those of j2 Cloud in effect immediately prior to the Holding Company Reorganization.

Upon consummation of the Merger, our common stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), we are the successor issuer to j2 Cloud.

THE OFFERING

The following is a summary of the terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section in the accompanying prospectus contain a more detailed description of the terms and conditions of the notes. In this section, references to “j2 Global,” “we,” “our” or “us” refer to j2 Global, Inc. and not to any of its subsidiaries.

Issuer	j2 Global, Inc., a Delaware corporation.

Notes Offered	$300,000,000 aggregate principal amount of % Convertible Senior Notes due 2029 (plus up to an additional $45,000,000 principal amount to the extent the underwriters exercise their option to purchase additional notes in full).

Maturity	June 15, 2029, unless earlier repurchased, redeemed or converted.

Interest Rate and Payment Dates	% per year. Interest will accrue from June , 2014 and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014. We will pay contingent interest, if any, as described under “Description of the Notes—Contingent Interest” and additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of the Notes—Events of Default.”

Contingent Interest	Beginning with the six-month interest period commencing on June 15, 2021, we will pay contingent interest on the notes during any six-month interest period if the trading price per $1,000 principal amount of the notes for each of the five trading days immediately preceding the first day of such six-month period equals or exceeds $1,300. During any six-month interest period in which contingent interest is payable, the contingent interest payable per $1,000 principal amount of notes will equal the product of (i) 0.75% and (ii) the average trading price of $1,000 principal amount of notes during the five trading days immediately preceding the first day of the applicable six-month interest period and will be payable in the same manner, at the same time and upon the same terms as regular interest payable on the notes. Any contingent interest payable on the notes will be in addition to the regular interest payable on the notes.

Ranking	The notes will be our general senior unsecured obligations and will rank:

•	senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated, including in respect of our guarantee of the obligations of j2 Cloud Services with respect to the outstanding j2 Cloud Notes;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, which represents all of our other outstanding indebtedness.

As of March 31, 2014, our total consolidated indebtedness was $250.0 million, all of which was indebtedness of our subsidiaries and none of which was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), our total consolidated indebtedness would have been $550.0 million.

Redemption	We may not redeem the notes prior to June 20, 2021. On or after June 20, 2021 and prior to the maturity date, we may redeem for cash all or part of the notes. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

We will give notice of redemption not less than 60 nor more than 75 calendar days before the redemption date (notwithstanding anything to the contrary in the accompanying prospectus) to the trustee, the paying agent and each holder of notes. See “Description of the Notes—Optional Redemption.”

Conversion Rights	Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date only if one or more of the following conditions is satisfied:

•	during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs is more than 130% of the applicable conversion price of the notes on each such trading day;

•	during the five consecutive business day period following any ten consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each such trading day was less than 98% of the product of (i) the closing sale price of our common stock on each such trading day and (ii) the applicable conversion rate on each such trading day;

•	if we call any or all of the notes for redemption, at any time prior to the close of business on the business day immediately prior to the redemption date;

•	upon the occurrence of specified corporate events; or

•	during either the period beginning on, and including, March 15, 2021 and ending on, but excluding, June 20, 2021 or the period beginning on, and including, March 15, 2029 and ending on, but excluding, the maturity date.

See “Description of the Notes—Conversion of Notes.”

Settlement Upon Conversion	The conversion rate for the notes will be initially shares of our common stock for each $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of our common stock). Upon conversion, we may choose to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock at our election, as described under “Description of the Notes—Settlement upon Conversion.” We refer to the amount we are required to pay or deliver as our “conversion obligation.”

If we satisfy our conversion obligation through the payment of solely cash or through the payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 30 trading day conversion period (as described herein). We currently intend to satisfy our conversion obligation by paying and delivering a combination of cash and shares of our common stock, with the cash amount used in the settlement calculation set forth under “Description of the Notes—Conversion of Notes—Settlement upon Conversion” being $1,000. See “Description of the Notes—Conversion of Notes—Settlement upon Conversion.”

Holders will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

The conversion rate for the notes is subject to adjustment as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments.” An adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

Adjustment to Shares Delivered upon a Make Whole Adjustment Event

If certain corporate events occur at any time prior to June 20, 2021, each of which we refer to as a “make whole adjustment event” (as defined below under “Description of the Notes—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment

Event”), the conversion rate for any notes converted in connection with such make whole adjustment event will be increased by a number of additional shares of our common stock. A description of how the number of additional shares will be determined and a table showing the number of additional shares of our common stock by which the conversion rate will be increased in connection with a make whole adjustment event is set forth under “Description of the Notes—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event.”

Repurchase of Notes on Certain Dates	Holders may require us to repurchase for cash all or part of their notes on each of June 15, 2021 and June 15, 2024 (each, a “repurchase date”) at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, to, but excluding, the relevant repurchase date. See “Description of the Notes—Repurchase of Notes at Your Option on Certain Dates.”

Repurchase of Notes Upon a Fundamental Change	Holders may require us to repurchase for cash all or part of their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. For the definition of “fundamental change” and related information, see “Description of the Notes—Repurchase of Notes at Your Option upon a Fundamental Change.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated offering expenses payable by us and the underwriters’ discount, will be approximately $291.2 million (or $334.9 million if the underwriters exercise their option to purchase additional notes in full).

We intend to use the net proceeds from this offering for general corporate purposes, which may include acquisitions or payment of the offer price in respect of the j2 Cloud Offer to Purchase. See “—Recent Developments.”

Trading	We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Stock Market under the symbol “JCOM.”

Additional Notes	We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if such additional notes are not fungible with the initial notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

Risk Factors	See the information under the caption “Risk Factors” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

Certain United States Federal Income Tax Considerations	We and each holder of a note agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to U.S. Treasury regulations that govern contingent payment debt instruments. Under those regulations, even if we do not pay any contingent interest on the notes, a beneficial owner of the notes who is a U.S. Holder, as defined below under “Material United States Federal Income Tax Consequences—Tax Consequences to U.S. Holders,” will be required to include interest in its gross income for U.S. federal income tax purposes at the rate described below, regardless of whether that owner uses the cash or accrual method of tax accounting. This imputed interest, also referred to as original issue discount, will accrue at a rate equal to 8% per year (subject to certain adjustments), computed on a semi-annual basis, which represents the yield on our non-contingent, non-convertible, fixed-rate debt with terms and conditions otherwise comparable to the notes. The rate at which the original issue discount will accrue for U.S. federal income tax purposes will exceed the notes’ stated interest rate of % per annum.

Each U.S. Holder of notes will recognize gain or loss on the sale, exchange, conversion or retirement of a note in an amount equal to the difference between the amount realized on the sale, exchange, conversion or retirement, including the fair market value of any common stock received on conversion, and the U.S. Holder’s adjusted tax basis in the notes. Any gain recognized by a U.S. Holder on the sale, exchange, conversion or retirement of a note generally will be treated as ordinary income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Material United States Federal Income Tax Consequences.”

Trustee, paying agent and conversion agent	U.S. Bank National Association

RISK FACTORS

You should carefully consider the risks and uncertainties described below before purchasing the notes. If any of the following actually occurs, our business, financial condition or operating results could be materially harmed. You should carefully consider each of the risks and uncertainties below and all of the information in this prospectus supplement, the accompanying prospectus and the documents we refer you to in the section of this prospectus supplement titled “Incorporation of Certain Information by Reference” and in the section of the accompanying prospectus titled “Where You Can Find Additional Information.” Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also have a material adverse effect on our business operations.

Risks Related to the Notes and Our Common Stock

The notes are effectively subordinated to any secured debt of ours and all liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated, including in respect of our guarantee of the obligations of j2 Cloud with respect to the j2 Cloud Notes; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities. While the j2 Cloud Indenture and j2 Cloud’s credit agreement related to its revolving credit facility contain restrictions on the incurrence by j2 Cloud and its subsidiaries of additional indebtedness, those restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial.

As of March 31, 2014, our total indebtedness on a consolidated basis was approximately $250.0 million, all of which was indebtedness of our subsidiaries to which the notes would have been structurally subordinated, and j2 Cloud had approximately $40 million of unused availability under its revolving credit facility. As of that date, our subsidiaries had $449.9 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), our total consolidated indebtedness would have been $550.0 million.

We are a holding company and the notes are our obligations only. Our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries, which are subject to certain restrictions on their ability to pay dividends to us to fund interest expense and other cash payments on the notes.

We are a newly formed holding company. We conduct substantially all of our operations through our subsidiaries. The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose.

In addition, dividends, loans or other distributions to us from such subsidiaries are subject to contractual and other restrictions and are subject to other business considerations. j2 Cloud, which currently conducts all of our operations, is subject to restrictions on dividends in its existing indenture and credit facility. The indenture generally prohibits dividends except out of a basket of 50% of cumulative net income and proceeds from equity offerings, although it permits any dividends if our pro forma leverage ratio is less than 1.75 to 1. The credit facility prohibits dividends unless that unit is in pro forma compliance with all financial covenants, including maximum leverage of 2 to 1 and minimum EBITDA of $35 million. While we are currently in compliance with such covenants, our ability to comply with such covenants is subject to conditions outside our control, including the risk factors described in this prospectus and the incorporated documents. If we cannot obtain cash from our subsidiaries, we would need to seek other sources of cash to fund payments on the notes, and we cannot assure you we will be able to make them.

We intend to eventually separate our business cloud unit and our digital media unit such that our digital media unit would not be subject to such restrictions, but we cannot assure you this separation will occur, as it is subject to certain conditions, including potentially a stockholder vote. Our digital media business generated revenues of $131.1 million and operating income of $6.7 million in 2013, and our business cloud unit would still be subject to such restrictions.

j2 Cloud’s existing notes are subject to repurchase at the option of the holders shortly after this offering, which could require us to use a substantial portion of our cash.

As discussed under the heading “Summary—Recent Developments,” we are completing a reorganization by virtue of which j2 Cloud has become a subsidiary of ours. This will trigger a change of control under the indenture governing j2 Cloud’s $250 million of outstanding notes. As a result, we must launch an offer to purchase such notes at 101% of their principal amount plus accrued interest. If holders tender their notes, we may be required to use a substantial portion of our cash to fund that purchase, leaving us less cash available for other purposes.

Our level of indebtedness could adversely affect our financial flexibility and our competitive position.

As of March 31, 2014, our total indebtedness on a consolidated basis was approximately $250.0 million and j2 Cloud had approximately $40 million of unused availability under its revolving credit facility. Our level of indebtedness could have important consequences to you and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and any other existing or future indebtedness;

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other elements of our business strategy and other general corporate purposes, including share repurchases and payment of dividends;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	require us to repatriate cash for debt service from our foreign subsidiaries resulting in dividend tax costs or require us to adopt other disadvantageous tax structures to accommodate debt service payments;

•	restrict us from exploiting business opportunities;

•	make it more difficult to satisfy our financial obligations, including payments on the notes;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, the credit agreement related to j2 Cloud’s revolving credit facility and the j2 Cloud Indenture do, and the agreements evidencing or governing other future indebtedness may, contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

We may not have sufficient cash flow from our business to pay our debt.

Our ability to meet our debt service obligations, including on the notes, will depend on our future performance, which, in turn, will be subject to general economic conditions and to financial, competitive, business and other factors. Many of these factors are beyond our control. Our level of indebtedness could restrict our flexibility in responding to changing business and economic conditions. If we are unable to generate sufficient cash flow from operations to service our debt, we may be required to seek refinancing for all or a portion of that debt or to obtain additional financing. We cannot assure you that refinancing would be possible or that we could obtain any additional financing on terms that are favorable or acceptable.

The terms of j2 Cloud’s credit agreement related to its revolving credit facility and the j2 Cloud Indenture governing the j2 Cloud Notes restrict its current and future operations, particularly its ability to respond to changes or to take certain actions.

The credit agreement related to j2 Cloud’s revolving credit facility and the j2 Cloud Indenture governing the j2 Cloud Notes contain a number of restrictive covenants that impose significant operating and financial restrictions on j2 Cloud and may limit its ability to plan for or react to market conditions, meet capital needs or make acquisitions, or otherwise restrict its activities or business plans. These include restrictions on its ability to:

•	incur additional indebtedness;

•	create liens;

•	engage in sale-leaseback transactions;

•	pay dividends or make distributions in respect of capital stock;

•	purchase or redeem capital stock;

•	make investments or certain other restricted payments;

•	sell assets;

•	enter into transactions with affiliates; or

•	effect a consolidation or merger.

In addition, the restrictive covenants in the credit agreement related to its revolving credit facility require j2 Cloud to maintain specified financial ratios and satisfy other financial condition tests. j2 Cloud’s ability to meet those financial ratios and tests can be affected by events beyond its control.

A breach of the covenants under the j2 Cloud Indenture governing the j2 Cloud Notes or under the credit agreement related to its revolving credit facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement related to j2 Cloud’s revolving credit facility would permit the lenders under that facility to terminate all commitments to extend further credit under that facility.

Furthermore, if j2 Cloud were unable to repay any amounts due and payable under its revolving credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event j2 Cloud’s lenders or noteholders accelerate the repayment of its borrowings, we and j2 Cloud may not have sufficient assets to repay that indebtedness, our other indebtedness (all of which is structurally senior to the notes) or the notes.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes. This may result in greater volatility in the trading price of the notes than would be expected for non-convertible debt securities.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change or on a repurchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes on each of June 15, 2021 and June 15, 2024 and upon the occurrence of a fundamental change, in each case, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of the Notes—Repurchase of Notes at Your Option on Certain Dates” and “Description of the Notes—Repurchase of Notes at Your Option upon a Fundamental Change.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of the Notes—Conversion of Notes.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 15, 2029, other than during the period from, and including, March 15, 2021 to the close of business on the business day immediately preceding June 20, 2021, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 30 trading day conversion period. As described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion,” this period would be (i) if the relevant conversion date occurs during the period from, and including, March 15, 2021 to, and including, the business day immediately preceding June 20, 2021, the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day immediately preceding June 20, 2021; (ii) if the relevant conversion date occurs during the period from, and including, March 15, 2029 to, and including, the business day immediately preceding the maturity date, the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day immediately preceding the maturity date; (iii) subject to clause (i) and clause (ii) above, if the relevant conversion date occurs from, and including, the date of our issuance of a notice of redemption with respect to the notes as described under “Description of the Notes—Optional Redemption” to, but excluding, the relevant redemption date, the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day immediately preceding such redemption date; and (iv) in all other case, the 30 consecutive trading day period beginning on, and including, the second trading day immediately succeeding the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of the Notes—Repurchase of Notes at Your Option upon a Fundamental Change,” “Description of the Notes—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event” and “Description of the Notes—Consolidation, Merger and Sale of Assets.”

The increase in the conversion rate for notes converted in connection with a make whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make whole adjustment event occurs prior to June 20, 2021, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make whole adjustment event. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of the Notes—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event.” The increase in the conversion rate for notes converted in connection with a make whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $         per share or less than $         per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed             shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them as “continuing directors” as defined under “Description of the Notes—Repurchase of Notes at Your Option upon a Fundamental Change,” may not constitute a fundamental change. In the event of any such significant change in the composition of our board, the holders would not have the right to require us to repurchase the notes and would not be entitled to an increase in the conversion rate upon conversion as described under “Description of the Notes—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event.”

You should consider the U.S. federal income tax consequences of owning the notes.

We and each holder of a note will agree to treat the notes for U.S. federal income tax purposes as indebtedness that is subject to the U.S. Treasury regulations governing contingent payment debt instruments.

Consequently, even if we do not pay any contingent interest on the note, generally a U.S. Holder will be required to accrue interest income at a rate of 8% per year (subject to certain adjustments), compounded semi-annually, which represents the estimated yield on our comparable nonconvertible, fixed-rate debt instruments with terms and conditions otherwise similar to the notes. The amount of interest that a U.S. Holder will be required to include in income for each year generally will be in excess of the stated interest payments on the notes (including any contingent interest payments) for that year.

A U.S. Holder will recognize gain or loss on the sale, exchange, conversion or retirement of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and the U.S. Holder’s adjusted tax basis in the note. Any gain recognized on the sale, exchange, conversion or retirement of a note will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income and thereafter will be treated as capital loss.

Our interest deductions attributable to the notes may be deferred or limited under certain conditions.

We believe that the notes are subject to the contingent payment debt instrument regulations in a manner described in the projected payment schedule. See “Material United States Federal Income Tax Consequences.”

This conclusion is subject to complex factual and legal uncertainty and is not binding on the IRS or the courts. If the IRS takes a contrary position and a court sustains the IRS’ position, our tax deductions would be severely diminished with a resulting adverse effect on our cash flow and ability to service the notes.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Notes—Conversion of the Notes—Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, a U.S. Holder may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that the U.S. Holder does not actually receive such distribution. The amount that the U.S. Holder would have to include in income will generally be equal to the amount of the distribution that the U.S. Holder would have received if it had converted its notes into our common stock. In addition, Non-U.S. Holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. In such a case, it is possible that the U.S. federal income tax on such amount would be withheld from other amounts held or paid through the applicable withholding agent, such as interest paid on a note, shares of common stock a Non-U.S. Holder would be entitled to receive upon conversion of a note, or sales proceeds from the sale of a note or common stock subsequently paid or credited to a Non-U.S. Holder.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and will be reserved upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

The notes may not have an active market, and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

The notes are a new issue of securities for which there is currently no active trading market. We cannot assure you that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock to the extent you convert your notes.

Holders who convert their notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date relating to such notes, but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval, a holder of notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to offer to purchase the notes for cash in the event of a fundamental change. A non-stock takeover of our company may trigger the requirement that we purchase the notes. This feature may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

An adverse rating of the notes may cause their trading price to fall.

We do not intend to seek ratings for the notes. However, if a rating agency rates the notes, it may assign a rating that is lower than the ratings assigned to any other debt of ours that may be rated. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds of this offering for general corporate purposes, which may include acquisitions and purchases of our outstanding securities. We therefore have broad discretion over the use of the proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Delaware law and our charter documents may impede or discourage a takeover, which could reduce the market price of our common stock and the value of your notes.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors or a committee thereof has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors or a committee thereof to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock and the value of your notes.

Conversions of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

The conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated offering expenses payable by us and the underwriters’ discount, will be approximately $291.2 million (or $334.9 million if the underwriters exercise their option to purchase additional notes in full). We intend to use the net proceeds of this offering for general corporate purposes, which may include acquisitions or payment of the offer price in respect of the j2 Cloud Offer to Purchase.

The j2 Cloud Notes that are the subject of the j2 Cloud Offer to Purchase bear interest at a fixed rate of 8.000% per year and mature on August 1, 2020.

CAPITALIZATION

The following table describes our consolidated cash and cash equivalents and capitalization as of March 31, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of $300,000,000 aggregate principal amount of our % Convertible Senior Notes due 2029, after deducting the underwriters’ discount and our estimated offering expenses.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement.

	March 31, 2014
	Actual	As Adjusted
	(In Thousands)
Cash and Cash Equivalents	$208,068	$499,218

Long-Term Debt
Revolving credit facility (1)	$—	$—
8.000% Senior Notes due 2020	250,000	250,000	(2)
% Convertible Senior Notes due 2029, offered hereby (3)	—	300,000

Total Long-Term Debt	$250,000	$550,000
Stockholders’ Equity
Preferred stock $0.01 par value per share; 1,000,000 shares authorized; 9,219 shares issued and outstanding, actual and as adjusted	$—	$—
Common stock, $0.01 par value per share; 95,000,000 shares authorized; 46,680,714 shares issued and outstanding, actual and as adjusted	467	467
Additional paid-in capital (3)	227,149	227,149
Retained earnings	498,318	498,318
Accumulated other comprehensive income (loss)	2,432	2,432

Total Stockholders’ Equity	728,366	728,366

Total capitalization	$978,366	$1,278,366

(1)	We have $40 million of unused availability under j2 Cloud’s revolving credit facility.
(2)	As described under the heading “Summary—Recent Developments,” as a result of the Merger and within 30 days of the Merger, either we or j2 Cloud will make an offer to purchase all outstanding j2 Cloud Notes at a purchase price equal to 101% of the principal amount of such notes.
(3)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount ($300 million for the notes offered hereby, or $345 million if the underwriters fully exercise their option to purchase additional notes) over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount that we will be required to recognize in our consolidated balance sheet.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The selected statement of operations and balance sheet data for each of the five years in the period ended December 31, 2013 are derived from our audited consolidated financial statements. The selected statement of operations and balance sheet data for each of the three-month periods ended March 31, 2014 and 2013 are derived from our unaudited consolidated financial statements. The operating data for all periods presented has been derived from our accounting and financial records. The selected consolidated financial and operating data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. The historical results are not necessarily predictive of results to be expected in any future period.

	Year Ended December 31					Three Months Ended March 31
	2009	2010	2011	2012	2013	2013	2014
	($ in thousands, except for share and per share amounts)
Statement of Operations Data:
Total Revenues	$245,571	$255,394	$330,159	$371,396	$520,801	$113,617	$134,124
Cost of revenues	44,730	44,086	60,613	67,013	86,893	20,235	23,388
Gross profit	200,841	211,308	269,546	304,383	433,908	93,382	110,736
Operating expenses
Sales and marketing	37,006	46,332	59,066	62,825	131,317	29,638	32,959
Research, development and engineering	11,657	12,827	16,373	18,624	25,485	6,746	7,213
General and administrative	45,275	48,226	58,157	60,772	101,683	24,011	28,979
Loss on disposal of long-lived asset	2,442	—	—	—	—	—	—
Total operating expenses	96,380	107,385	133,596	142,221	258,485	60,395	69,151
Income from operations	104,461	103,923	135,950	162,162	175,423	32,987	41,585
Other-than-temporary impairment losses	9,343	—	—	—	—	—	—
Interest expense (income), net	(1,359)	(2,033)	(629)	7,650	21,254	4,877	4,948
Other expense (income), net	(1,302)	(4,681)	(537)	(410)	11,472	(161)	(319)
Income before income taxes	97,779	110,637	137,116	154,922	142,697	28,271	36,956
Income tax expense	30,952	27,590	22,350	33,259	35,175	5,500	8,191
Net income	66,827	83,047	114,766	121,663	107,522	22,771	28,765
Less net income attributable to noncontrolling interest	—	—	—	83	—	(151)	—
Net income attributable to j2 Global, Inc. common shareholders	66,827	83,047	114,766	121,580	107,522	22,922	28,765
Net income per common share:
Basic	$1.52	$1.86	$2.46	$2.63	$2.31	$0.50	$0.61
Diluted	$1.48	$1.81	$2.43	$2.61	$2.28	$0.49	$0.60
Weighted average shares outstanding
Basic	43,936,194	44,578,036	45,799,615	45,459,712	45,548,767	45,160,140	46,365,158
Diluted	45,138,001	45,941,843	46,384,848	45,781,658	46,140,019	45,668,167	46,765,732
Cash dividends per common share	$—	$—	$0.41	$0.87	$0.98	$0.2325	$0.2625

	Year Ended December 31					Three Months Ended March 31
	2009	2010	2011	2012	2013	2013	2014
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$197,411	$64,752	$139,359	$218,680	$207,801	$193,126	$208,068
Total assets	414,001	532,623	651,171	995,170	1,153,789	1,039,826	1,178,284
Other long-term liabilities	2,094	3,302	2,342	1,557	1,458	3,001	3,873
Total liabilities	77,829	100,878	96,796	400,575	447,371	429,772	449,918
Total stockholders’ equity	336,172	431,745	554,375	594,595	706,418	610,054	728,366

MARKET PRICES OF OUR COMMON STOCK; DIVIDENDS

Our common stock is listed on The NASDAQ Global Select Market under the symbol “JCOM.” The latest reported sale price of our common stock on June 9, 2014, was $48.58. The following table presents high and low market prices, as well as dividend information:

	High	Low	Dividends Declared per Share
2014
First quarter	$51.67	$43.04	$0.2625
Second quarter (through June 9, 2014)	50.21	43.67	0.27
2013
First quarter	$39.21	$31.14	$0.2325
Second quarter	42.83	37.41	0.24
Third quarter	52.48	42.20	0.2475
Fourth quarter	55.74	43.92	0.255
2012
First quarter	$30.62	$26.95	$0.21
Second quarter	28.35	23.62	0.215
Third quarter	32.82	25.73	0.22
Fourth quarter	33.09	28.67	0.225

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2013, and the three months ended March 31, 2014, and 2013, are set forth below:

	Years Ended (unaudited)					Three Months Ended (unaudited)
	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	December 31, 2013	March 31, 2013	March 31, 2014
Ratio of earnings to fixed charges	122.4	100.7	94.9	15.7	6.7	6.2	7.8

We computed ratios of earnings to fixed charges by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rental expense.

DESCRIPTION OF THE NOTES

We will issue the notes under a base indenture dated as of June 10, 2014 between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture dated as of June     , 2014 with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following summarizes some, but not all, of the provisions of the notes and the indenture, but does not purport to be complete and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in those documents. The terms of the notes include those expressly set forth in the indenture, and we urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Where You Can Find Additional Information” in the accompanying prospectus.

In this “Description of the Notes” section, when we refer to “j2 Global,” “we,” “our” or “us,” we are referring to j2 Global, Inc. and not to any of its subsidiaries.

General

We are offering $300,000,000 (or $345,000,000 if the underwriters exercise their option to purchase additional notes in full) aggregate principal amount of the notes. We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under “—Conversion of Notes—Settlement upon Conversion.” The notes will be issued only in denominations of $1,000 and in integral multiples of $1,000. The notes will mature on June 15, 2029, unless earlier converted by you, redeemed by us or repurchased by us at your option as described below.

The notes will be our general senior unsecured obligations that rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future unsecured indebtedness that is not so subordinated, including our guarantee of j2 Cloud’s $250 million aggregate principal amount of j2 Cloud Notes. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will rank structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets.

As of March 31, 2014, our total consolidated indebtedness was $250.0 million, all of which was indebtedness of our subsidiaries and none of which was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), our total consolidated indebtedness would have been $550 million.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, a change in control of j2 Global or a termination in the trading of our common stock, except to the extent described under “—Repurchase of Notes at Your Option upon a Fundamental Change” and “—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event.”

We will pay interest on the notes at a rate of     % per annum, payable semi-annually in arrears on June 15 and December 15 of each year (each, an “interest payment date”), commencing on December 15, 2014, to holders of record at the close of business on the preceding June 1 and December 1 (each, a “regular record date”), respectively. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. We will pay contingent interest on the notes under the circumstances described below under “—Contingent Interest.” In the event of any notes’ maturity, conversion, redemption or repurchase by us at the option of the holder thereof, interest will cease to accrue on the notes under the terms of, and subject to the conditions of, the indenture. We will, however, pay interest on (x) June 15, 2021 to holders of record of the notes on the regular record date immediately preceding June 15, 2021 regardless of whether such notes are converted after such regular record date and prior to June 15, 2021 and (y) the maturity date to holders of record of the notes on the regular record date immediately preceding the maturity date regardless of whether such notes are converted after such regular record date and prior to the maturity date.

If any interest payment date, the maturity date or any earlier required repurchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

Unless the context otherwise requires, all references to interest in this prospectus supplement include contingent interest, if any, payable as described under “—Contingent Interest” and additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby (other than differences in issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if such additional notes are not fungible with the initial notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We may also from time to time purchase the notes in open-market purchases, negotiated transactions or under the other circumstances described under “—Repurchase and Cancellation,” in each case without prior notice to or the consent of holders.

We will maintain an office in the contiguous United States where the notes may be presented for registration of transfer, exchange, redemption, required repurchase or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without interest coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange in which the tax is due because the holder requests that the notes to be issued in such transfer or exchange be registered in a name other than the holder’s name.

Contingent Interest

Beginning with the six-month interest period commencing on June 15, 2021, we will pay contingent interest to the holders of notes if the trading price per $1,000 principal amount of the notes for each of the five trading days immediately preceding the first day of the applicable six-month period equals or exceeds $1,300.

During any six-month interest period in which contingent interest is payable, the contingent interest payable per $1,000 principal amount of notes will equal the product of (i) 0.75% and (ii) the average trading price of $1,000 principal amount of notes during the five trading days immediately preceding the first day of the applicable six-

month interest period and will be payable in the same manner, at the same time and upon the same terms as regular interest payable on the notes. Any contingent interest payable on the notes will be in addition to the regular interest payable on the notes.

“Trading price” for purposes of determining contingent interest shall have the meaning set forth under “—Conversion of Notes—Conversion upon Satisfaction of Trading Price Condition,” except that:

•	the bid solicitation agent shall be required to obtain the trading price per $1,000 principal amount of notes on each interest payment date beginning on, and including, the interest payment date occurring on June 15, 2021, irrespective of whether it is instructed to do so by us;

•	if on any date of determination the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer; or

•	if we instruct the bid solicitation agent to obtain bids and the bid solicitation agent fails to obtain such bids when required,

then, in any such case, the trading price per $1,000 principal amount of the notes will be deemed to be equal to the product of the conversion rate in effect on the relevant date of determination, and the average of the closing sale prices of our common stock over the five trading-day period ending on, but excluding, the relevant date of determination.

We will notify holders, the trustee and the paying agent as soon as practicable upon determination that holders will be entitled to receive contingent interest during any six-month interest period and issue a press release containing the relevant information (and make the press release available on our website). None of the trustee, paying agent or bid solicitation agent have any duty to determine whether we are obligated to pay contingent interest.

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to June 20, 2021, the notes will not be redeemable. On or after June 20, 2021 and prior to the maturity date, we may redeem for cash all or part of the notes, upon not less than 60 nor more than 75 calendar days’ notice before the redemption date (notwithstanding anything to the contrary in the accompanying prospectus) to the trustee, the paying agent and each holder of notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion of Notes

General

Subject to the conditions described below, holders may convert their notes at an initial conversion rate of              shares of our common stock for each $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of our common stock). The conversion rate and the corresponding conversion price in effect at any given time will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event.” The conversion price of a note in effect at any given time is equal to $1,000, divided by the conversion rate in effect at such time. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price. A holder may convert fewer than all of such holder’s notes so long as the notes being converted are an integral multiple of $1,000 principal amount.

Holders may surrender notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date, and receive the consideration described below under “—Settlement upon Conversion,” only if one or more of the following conditions is satisfied:

•	during any calendar quarter commencing after September 30, 2014 (and only during such calendar quarter), if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs is more than 130% of the applicable conversion price of the notes on each such trading day;

•	during the five consecutive business day period following any ten consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each such trading day was less than 98% of the product of (i) the closing sale price of our common stock on each such date and (ii) the applicable conversion rate on each such trading day;

•	if we call the notes for redemption;

•	upon the occurrence of specified corporate events; or

•	during either the period beginning on, and including, March 15, 2021 and ending on, but excluding, June 20, 2021, or the period beginning on, and including, March 15, 2029 and ending on, but excluding, the maturity date.

We describe each of these conditions in greater detail below.

Upon conversion of a note, the converting holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder of record at the close of business on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates. We will not adjust the conversion rate to account for accrued and unpaid interest, except that we will pay on the maturity date accrued and unpaid interest to holders of record at the close of business on the regular record date immediately preceding the maturity date regardless of whether such holders convert their notes. Our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date. Accordingly, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Holders of notes at the close of business on any regular record date will receive the interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the open of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made:

•	if we have specified a repurchase date following a fundamental change that is after a regular record date and on or prior to the corresponding interest payment date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the corresponding interest payment date;

•	with respect to any notes surrendered for conversion following the regular record date immediately preceding June 15, 2021;

•	with respect to any notes surrendered for conversion following the regular record date immediately preceding the maturity date; or

•	to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding (x) June 15, 2021 will receive the full interest payment due on June 15, 2021 regardless of whether their notes have been converted following such regular record date and (y) the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such regular record date.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Conversion Procedures

Holders may convert their notes only in denominations of $1,000 principal amount and integral multiples thereof.

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC’s then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion of the notes, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

If you have submitted your notes for repurchase upon a fundamental change or on a repurchase date, you may only convert your notes if you withdraw your repurchase notice prior to the fundamental change repurchase date, as described below under “—Repurchase of Notes at Your Option upon a Fundamental Change,” or the repurchase date, as described under “—Repurchase of Notes at Your Option on Certain Dates.” If your notes are submitted for required repurchase, your right to withdraw your repurchase notice and convert the notes that are subject to repurchase will terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the relevant fundamental change repurchase date or repurchase date, as the case may be.

Conversion upon Satisfaction of Market Price Condition

Holders may surrender notes for conversion during any calendar quarter commencing after September 30, 2014 (and only during such calendar quarter), if the closing sale price (as defined below) of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the applicable conversion price of the notes on each such trading day.

The “closing sale price” of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as quoted by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

A “trading day” means a day on which (i) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange or trading system on which our common stock is then listed or quoted, and (ii) a closing sale price for our common stock is available on such securities exchange or trading system. If our common stock is not so listed or quoted, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

If the trading price (as defined below) for $1,000 principal amount of the notes on each trading day during any ten consecutive trading day period was less than 98% of the product of (i) the closing sale price of our common stock on each such trading day and (ii) the applicable conversion rate on each such trading day (the “trading price condition”), a holder may surrender notes for conversion at any time during the following five business days.

Upon our request, the bid solicitation agent will, on our behalf, determine the trading price of the notes if the notes are convertible and will notify us and the trustee (if the bid solicitation agent is not the trustee) accordingly. The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless a holder provides us and the bid solicitation agent with reasonable evidence that the trading price for $1,000 principal amount of the notes on any trading day would be less than 98% of the product of (i) the conversion rate and (ii) the closing sale price of our common stock on that date. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on such trading day and on each of the next nine trading days until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of (i) the closing sale price of our common stock and (ii) the conversion rate. At such time as we direct the bid solicitation agent in writing to solicit bid quotations we will provide the bid solicitation agent with the names and contact details of the three independent national recognized securities dealers we select, and we will direct those security dealers to provide bids to the bid solicitation agent. If the trading price condition has been met, we will notify the holders (which notification may be made through notice to the DTC (other than with respect to any notes held in certificated form)), the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of (i) the closing sale price of our common stock and (ii) the conversion rate, we will notify the holders (which notification may be made through notice to the DTC), the trustee and the conversion agent (if other than the trustee (other than with respect to any notes held in certificated form)).

“Trading price” means, on any date of determination, the average of the secondary bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m. (New York City time), on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer, then the trading price per $1,000 principal amount of the notes on such date of determination will be deemed to be less than 98% of the product of (i) the closing sale price of our common stock on such date and (ii) the conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, or if we instruct the bid solicitation agent to obtain bids and the bid solicitation agent fails to obtain such bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of (i) the closing sale price of our common stock and (ii) the conversion rate on each trading day of such failure.

The trustee will initially act as the bid solicitation agent.

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption, holders may convert their notes at any time prior to the close of business on the business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time. After that time, the right to convert will expire, unless we default in the payment of the redemption price, in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for.

Conversion upon Specified Corporate Events

If we elect to:

•	distribute to all or substantially all holders of our common stock rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date for such distribution, to subscribe for or purchase shares of our common stock, at a price per share that is less than the average of the closing sale price of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date for such distribution; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the closing sale price of our common stock as of the trading day immediately preceding the announcement date for such distribution, then, in either case, we must notify the holders of the notes (which notification may be made through a notice to the DTC (other than with respect to notes held in certificated form)) at least 40 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such distribution and our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. Holders of the notes may not exercise their right to convert in connection with any distribution described above if holders of the notes participate in, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, such issuance or distribution without having to convert their notes as if they held a number of shares of common stock equal to (x) the principal amount of a holder’s notes divided by $1,000 multiplied by (y) the conversion rate.

In addition, if a transaction or event that constitutes a “fundamental change” (as defined under “—Repurchase of Notes at Your Option upon a Fundamental Change”) or a “make whole adjustment event” (as defined under “—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Repurchase of Notes at Your Option upon a Fundamental Change,” or if we are a party to a consolidation, merger, binding share exchange, or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, in each case, pursuant to which our common stock would be converted into cash, securities or other property, the notes may be surrendered for conversion at any time on or after the date that is 40 scheduled trading days prior to the anticipated effective date of such transaction (or, if later, the business day after we give notice of such transaction) until 40 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders and the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 40 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 40 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

A “scheduled trading day” means any day that is scheduled to be a trading day on The NASDAQ Global Select Market, or if our common stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange or trading system on which our common stock is then listed or quoted. If our common stock is not so listed or quoted, “scheduled trading day” means a “business day.”

Conversion During Specified Periods

Holders may surrender their notes for conversion (i) during the period beginning on, and including, March 15, 2021 and ending on, but excluding, June 20, 2021 and (ii) during the period beginning on, and including, March 15, 2029 and ending on, but excluding, the maturity date, in each case, regardless of whether one or more of the conditions described in “—Conversion upon Satisfaction of Market Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Notice of Redemption,” or “—Conversion upon Specified Corporate Events” has been satisfied.

Settlement upon Conversion

Upon conversion of notes, we will pay or deliver, as the case may be, to holders, at our election and in full satisfaction of our conversion obligation:

•	shares of our common stock, together with cash in lieu of any fractional share as described below, which we refer to as a “physical settlement;”

•	a cash payment without any delivery of shares of our common stock, which we refer to as a “cash settlement;” or

•	a combination of cash and shares of our common stock, together with cash in lieu of any fractional share as described below, which we refer to as “combination settlement.”

We refer to each of a physical settlement, cash settlement or combination settlement as a “settlement method” and the amounts so payable or deliverable upon conversion of the notes as the “conversion obligation.”

In respect of all conversion dates occurring during the common conversion period (as defined below), occurring during the maturity conversion period (as defined below) or occurring during the redemption period (as defined below), as the case may be, the same settlement method will be applicable. Except for any conversion date occurring during the common conversion period, the maturity conversion period or the redemption period, we will use the same settlement method for all conversions occurring on a given conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose in respect of one conversion date to settle conversions using physical settlement, and choose in respect of another conversion date to settle conversions using combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected (including the specified dollar amount (as defined below), if applicable):

•	in the case of the common conversion period, no later than March 15, 2021;

•	in the case of the maturity conversion period, no later than March 15, 2029;

•	in the case of the redemption period, in the relevant notice of redemption as described under “—Optional Redemption;” and

•	in all other cases, no later than the close of business on the scheduled trading day immediately following the related conversion date.

If we do not timely elect a settlement method, we will be deemed to have elected combination settlement in respect of our conversion obligation and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be deemed to be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount of $1,000.

Each conversion of notes will be deemed to have been effected on the relevant conversion date, and with respect to any shares of common stock that are issuable upon such conversion:

•	if physical settlement applies, the person in whose name the certificate or certificates for such shares will be registered will become the holder of record of such shares as of the close of business on the conversion date; and

•	if combination settlement applies, the person in whose name the certificate or certificates for such shares will be registered will become the holder of record of such shares as of the close of business on the last trading day of the related conversion period.

The amount of cash and/or number of shares of common stock due upon conversion will be computed as follows:

•	if physical settlement applies to any notes surrendered for conversion, we will deliver to the converting holder a number of shares of our common stock equal to (1) the aggregate principal amount of notes to be converted, divided by $1,000, multiplied by (2) the conversion rate in effect on the relevant conversion date;

•	if cash settlement applies to any notes surrendered for conversion, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 30 consecutive trading days during the related conversion period; and

•	if combination settlement applies (or is deemed to apply) to any notes surrendered for conversion, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a settlement amount equal to the sum of the daily settlement amounts for each of the 30 consecutive trading days during the related conversion period.

“Conversion period” with respect to any note surrendered for conversion means:

•	if the relevant conversion date occurs other than during the common conversion period, the maturity conversion period or the redemption period, the 30 consecutive trading day period beginning on, and including, the second trading day after the related conversion date;

•	if the relevant conversion date occurs during the period beginning on, and including, March 15, 2021 to, and including, the business day immediately preceding June 20, 2021 (the “common conversion period”), the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day immediately preceding June 20, 2021;

•	if the relevant conversion date occurs during the period beginning on, and including, March 15, 2029 to, and including, the business day immediately preceding the maturity date (the “maturity conversion period”), the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day immediately preceding the maturity date; and

•	if the relevant conversion date occurs (x) during the period beginning on, and including, the date on which we issue a notice of redemption with respect to the notes to, but excluding, the related redemption date and (y) other than during the common conversion period or the maturity conversion period (the period meeting the requirements described in clause (x) and clause (y), the “redemption period”), the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day immediately preceding the relevant redemption date.

For purposes of determining amounts due upon conversion only, a “trading day” means a day on which (i) there is no market disruption event (as defined below), (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange or trading system on which our common stock is then listed or quoted and (iii) the relevant exchange or trading system closes at 4:00 p.m. (New York City time) or the then standard closing time for regular trading on such exchange or trading system. If our common stock is not so listed or quoted, “trading day” means a “business day.”

A “market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or trading system on which our common stock is then listed or quoted to open for trading during its regular trading session or (2) the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The NASDAQ Global Select Market or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

The “daily settlement amount,” for each $1,000 aggregate principal amount of notes validly surrendered for conversion, on each of the 30 consecutive trading days during the relevant conversion period, will consist of:

•	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice regarding our chosen settlement method (the “specified dollar amount”), divided by 30 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

“Daily conversion value” means, for each of the 30 consecutive trading days during the relevant conversion period, one-thirtieth (1/30th) of the product of (i) the conversion rate in effect on such trading day and (ii) the daily VWAP of our common stock on such trading day.

No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP of our common stock on the relevant conversion date (if we elect physical settlement) or based on the daily VWAP of our common stock on the last trading day of the relevant conversion period (in the case of combination settlement).

“Daily VWAP” of our common stock (or any security that is part of the reference property into which our common stock has been converted, if applicable), in respect of any trading day, means the per share volume-weighted average price of our common stock (or other security) on The NASDAQ Global Select Market (or other principal exchange on which such security is then listed) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “JCOM.UQ <Equity> AQR” (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of the reference property into which our common stock has been converted, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day or, if such volume-weighted average price is unavailable (or the reference property is not a security), the market value of one share of our common stock (or other reference property) on such trading day, as determined, if practicable, using a volume-weighted average method, by an independent, nationally recognized investment banking firm retained by us for this purpose). The daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

We will deliver the consideration due in respect of any conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant conversion period, in the case of any other settlement method. Notwithstanding the foregoing, if prior to the conversion date for any notes surrendered for conversion our common stock has been replaced by reference property (as defined under “—Recapitalizations, Reclassifications and Changes of Our Common Stock” below) that consists solely of cash pursuant to the provisions described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due upon conversion on the third trading day immediately following the relevant conversion date, irrespective of the settlement method.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the applicable conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described (other than a subdivision or a combination described in clause (1) below or a transaction described in clause (5) below) below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes:

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

CR = CR0 ×	OS
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be; and

OS = the number of shares of our common stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as the case may be, after giving effect to such issuance, subdivision or combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date for such distribution, to subscribe for or purchase shares of our common stock, at a price per share that is less than the average closing sale price of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, the conversion rate will be increased based on the following formula:

CR = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average closing sale price of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if the ex-dividend date for such issuance had not occurred.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common stock at a price per share that is less than the average closing sale price of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined by our board of directors or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock (excluding (i) dividends, distributions or issuances referred to in clause (1) or (2) above; (ii) dividends or distributions paid exclusively in cash described in clause (4) below; and (iii) spin-offs referred to further below in this clause (3)), then the conversion rate will be increased based on the following formula:

CR = CR0 ×	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, other assets, property, rights, options, warrants or securities distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing adjustment, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock without having to convert its notes, the amount and kind of our capital stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of j2 Global, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR = CR0 ×	FMV + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV = the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period immediately following, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP0 = the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the close of business on the last trading day of the valuation period, but will be given effect as of the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed to be replaced, for purposes of calculating the consideration due in respect of such conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such conversion period. For purposes of determining the conversion rate, in respect of any conversion during the 10 trading days commencing on the ex-dividend date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

If such spin-off is subsequently cancelled and does not become effective, the conversion rate shall be readjusted to be the conversion rate that would have been in effect if such spin-off had not been declared, effective as of the date the board of directors cancels or determines not to effect such spin-off.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, other than a regular, quarterly cash dividend that does not exceed $0.27 per share (the “initial dividend threshold”), the conversion rate will be increased based on the following formula:

CR = CR0 ×	SP0 - T
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

T = the initial dividend threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero; and

C = the amount in cash per share we distribute to all or substantially all holders of our common stock.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the conversion rate under this clause (4).

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock without having to convert its notes, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock and the value of any consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR = CR0 ×	AC + (OS x SP)
OS0 x SP

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR = the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to the purchase or exchange of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase or exchange of all shares accepted for purchase or exchange in such tender offer or exchange offer); and

SP = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period (the “tender valuation period”) commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be made immediately after the close of business on the last day of the tender valuation period, but will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed to be replaced, for purposes of calculating the consideration due in respect of such conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such conversion period. For purposes of determining the conversion rate, in respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

For purposes hereof, the term “ex-dividend date,” when used with respect to any dividend or distribution, means the first date on which shares of common stock trade, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

If:

•	we elect to satisfy our conversion obligation through combination settlement, and shares of common stock are deliverable in respect of a given trading day in the relevant conversion period;

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion rate on the trading day in question; and

•	the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes would be treated as the record holder of our common shares as of the related conversion date as described above based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the conversion rate adjustment provisions above, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if it were the record owner of shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

To the extent that we have a rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days so long as the increase is irrevocable during the period and our board of directors or a committee thereof determines that such increase would be in our best interest. We must give at least 15 days’ prior notice of any such increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events. We will not take any action that would result in adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

You may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States Federal Income Tax Consequences” below for a relevant discussion.

Except as described above, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding anything in this “—Conversion of Notes—Conversion Rate Adjustments” section to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is greater than 1%, (i) upon any conversion of notes, (ii) upon any required repurchases of the notes and (iii) on each trading day during the common conversion period, the maturity conversion period and any redemption period.

Except as described in this section and in “—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event,” we will not adjust the conversion rate.

If we adjust the conversion rate pursuant to the above provisions, we will promptly deliver to the conversion agent (with a copy to the trustee) a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based. In addition, we will promptly issue a press release containing the relevant information (and make the press release available on our website).

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the closing sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including a conversion period and the “stock price” for purposes of a make whole adjustment event), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the effective date, the ex-dividend date or the expiration date of the event occurs, at any time during the period when the closing sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any reclassification, recapitalization or change of our common stock (other than changes resulting from a subdivision or combination);

•	any consolidation, merger or binding share exchange involving us; or

•	any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all the consolidated assets of us and our subsidiaries, taken as a whole, to another person;

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property or assets for their shares of our common stock, then, at and after the effective time of such transaction, holders of notes will be entitled thereafter to convert each $1,000 principal amount of their notes into the kind and amount of cash, securities or other property that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon the occurrence of such transaction. However, at and after the effective time of the transaction (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Conversion of Notes—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Conversion of Notes—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Conversion of Notes—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the notes become convertible into reference property, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website). Throughout this “—Conversion of Notes” section, if our common stock has been replaced by reference property as a result of any transaction described in this paragraph, references to our common stock shall be deemed to be references to a unit of reference property that a holder of one share of common stock would have received in such transaction.

If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible (subject to our right to elect cash or combination settlement) will be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (y) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. We will notify holders of the weighted average as soon as practicable after such determination is made. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Adjustments to Shares Delivered upon Conversion upon a Make Whole Adjustment Event”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date.

The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Repurchase of Notes at Your Option upon a Fundamental Change” below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

In connection with any adjustment to the reference property underlying the notes as described above, we will also adjust the initial dividend threshold (as defined under “—Conversion Rate Adjustments”) based on the number of shares of common stock comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is composed solely of non-stock consideration, the initial dividend threshold will be zero.

Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event

If you elect to convert your notes at any time from, and including, the effective date of a make whole adjustment event (as defined below) to, and including, the business day immediately preceding the related fundamental change repurchase date (or if a make whole adjustment event does not also constitute a fundamental change as described below under “—Conversion of Notes—Repurchase of Notes at Your Option upon a Fundamental Change,” the 40th business day immediately following the effective date of such make whole adjustment event (such period, the “make whole adjustment event period”)), the conversion rate will be increased by an additional number of shares of common stock (such shares, the “additional shares”) as described below. We will notify holders (which notification may be made through a notice to the DTC (other than with respect to any notes held in certificated form)), the trustee and the conversion agent of the anticipated effective date of such make whole adjustment event and issue a press release as soon as practicable after we first determine the anticipated effective date of such make whole adjustment event (and make the press release available on our website).

A “make whole adjustment event” means the occurrence prior to June 20, 2021 of either (i) any transaction or event that constitutes a “change in control” (as defined in clauses (1), (2) or (3) of such definition and determined after giving effect to any exceptions to or exclusions from such definition, and without regard to the proviso in clause (2) but, for the avoidance of doubt, subject to the paragraph immediately following clause (3) of the definition thereof) or (ii) any “termination of trading” as defined below.

The number of additional shares of our common stock by which the conversion rate will be increased for conversions in connection with a make whole adjustment event will be determined by reference to the table below, based on the date on which the make whole adjustment event occurs or becomes effective, which we refer to as the “effective date”, and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make whole adjustment event. If the holders of our common stock receive only cash in a make whole adjustment event described in clause (2) of the definition of change in control, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the make whole adjustment event.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion of Notes—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock price
Effective date	$	$	$	$	$	$	$	$	$	$	$	$	$
June , 2014
June 15, 2015
June 15, 2016
June 15, 2017
June 15, 2018
June 15, 2019
June 15, 2020
June 20, 2021

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices in the column headings in the table above), no increase in the conversion rate will be made; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices in the column headings in the table above), no increase in the conversion rate will be made.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed              per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion of Notes—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Repurchase of Notes at Your Option on Certain Dates

You will have the right to require us to repurchase for cash all or any part of your notes that is equal to $1,000, or an integral multiple of $1,000, on each of June 15, 2021 and June 15, 2024 (each, a “repurchase date”). We will be required to repurchase any outstanding notes for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the open of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the business day immediately prior to the repurchase date. If the repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related notes.

The repurchase price payable will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant repurchase date; provided that any such accrued and unpaid interest will be paid not to the holder submitting the notes for repurchase on the relevant repurchase date but instead to the holder of record at the close of business on the corresponding record date.

On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying and conversion agents; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to repurchase your notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, in multiples of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, that remains subject to the repurchase notice.

You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the repurchase price of the notes on the repurchase date, then on the repurchase date:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

Our ability to satisfy our repurchase obligations may be affected by the factors described in “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change or on a repurchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” In addition, our ability to repurchase the notes for cash on any repurchase date may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change or on a repurchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required, we will be in default under the indenture.

In connection with any repurchase of notes on any repurchase date, we will in accordance with the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with your right to require us to repurchase the notes on such repurchase date.

No notes may be repurchased at the option of holders on any repurchase date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the repurchase price with respect to such notes).

Repurchase of Notes at Your Option upon a Fundamental Change

If a fundamental change occurs, you will have the right to require us to repurchase for cash all or any part of your notes that is equal to $1,000, or an integral multiple of $1,000, on the day of our choosing that is not less than 20 or more than 35 business days after the occurrence of such fundamental change (such day, the “fundamental change repurchase date”) at a price (the “fundamental change repurchase price”) equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; provided that if the fundamental change repurchase date falls after a regular record date and on or prior to the interest payment date to which it relates, the full amount of interest accrued to the interest payment date will be paid to holders of the notes as of the immediately preceding regular record date, and the price we are required to pay to the holder surrendering the note for repurchase will be equal to 100% of the principal amount of notes subject to repurchase and will not include any accrued and unpaid interest.

We will notify the trustee and the holders (which notification may be through a notice to DTC) within 10 business days after the occurrence of such fundamental change, and issue a press release announcing the occurrence of such fundamental change (and make the press release available on our website). This notice shall state certain specified information, including:

•	the events causing the fundamental change;

•	the effective date of the fundamental change, and whether the fundamental change is a make whole adjustment event, in which case the effective date of the make whole adjustment event;

•	information about the holders’ right to convert the notes;

•	information about the holders’ right to require us to repurchase the notes;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the conversion rate and any adjustments to the conversion rate;

•	the procedures required for exercise of the repurchase option upon the fundamental change; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this repurchase right to the paying agent during the period beginning on, and including, the date we mail to the trustee and each holder written notice of the fundamental change as described above and ending at the close of business on the business day immediately preceding the fundamental change repurchase date. The written notice must specify the notes for which the repurchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time until the close of business on the business day prior to the fundamental change repurchase date. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

“Fundamental change” means the occurrence of a change in control or a termination of trading.

A “change in control” will be deemed to have occurred if any of the following occurs after the time the notes are originally issued:

(1)	any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors;

(2)	consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets, (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets, or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (A) or clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event in substantially the same proportions as among themselves as such ownership immediately prior to such event shall not constitute a fundamental change pursuant to this clause (2); or

(3)	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of j2 Global (whether or not otherwise in compliance with the indenture).

However, notwithstanding the foregoing, any transaction described in clause (2) above shall not constitute a change in control, and we will not be required to deliver the fundamental change notice incidental thereto, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction consists of shares of common stock or depositary receipts evidencing interests in ordinary shares or common equity, in each case, that are listed or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or that will be so listed or quoted immediately following the transaction, and, as a result of the transaction, the notes become convertible into such consideration, subject to our right to elect a settlement method as described above.

A “termination of trading” means that our common stock (or other common stock underlying the notes) ceases to be listed or quoted on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

For purposes of this change in control definition:

•	“person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner; and

•	“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

The term “all or substantially all” as used in the definition of change in control in respect of the sale, lease or transfer of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

We will be required to repurchase the notes that have been validly surrendered for repurchase and not withdrawn on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of your notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then on the fundamental change repurchase date:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon book-entry transfer or delivery of the notes).

In connection with any repurchase of notes in the event of a fundamental change, we will in accordance with the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

No notes may be purchased by us on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change repurchase price for the notes surrendered by holders. Any future credit agreement or other agreement relating to our indebtedness may contain, provisions prohibiting repurchase of the notes under some circumstances or expressly prohibiting our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to repurchase the notes. Our failure to repurchase surrendered notes would constitute an event of default under the indenture, which could constitute an event of default under our other indebtedness then outstanding.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1) we fail to pay the principal of any note when due;

(2) we fail to pay or deliver, as the case may be, the consideration due upon conversion of any note (including any additional shares) when due;

(3) we fail to pay any interest on any note when due if such failure continues for 30 days;

(4) we fail to pay the repurchase price of any note when due in connection with a fundamental change or on either of June 15, 2021 or June 15, 2024, as the case may be;

(5) we fail to provide timely notice of a fundamental change as described under “—Repurchase of Notes at Your Option upon a Fundamental Change” or notice of a specified corporate event as described under “—Conversion of Notes—Conversion upon Specified Corporate Events” in each case when due and such failure continues for a period of five business days;

(6) we fail to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million (or the foreign currency equivalent thereof) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its scheduled maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and such defaulted payment is not made, waived or extended within the applicable grace period;

(8) final judgment for the payment of $25 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries by a court of competent jurisdiction, which judgment is not paid, discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished (to the extent not covered by indemnities provided by reputable creditworthy companies or insurance as to which the applicable insurance company is solvent and has not denied coverage);

(9) we fail for 60 consecutive days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture; or

(10) certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act).

If an event of default, other than an event of default described in clause (10) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (10) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, except with respect to the nonpayment of principal or interest or with respect to the failure to pay or deliver, as the case may be, the consideration due upon conversion, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and accrued and unpaid interest, if any, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the indenture for (x) an event of default relating to the failure to comply with our reporting obligations to the trustee and the SEC, as described under “—Reports” below or (y) an event of default relating to our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, will, for the first 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to (i) 0.25% of the aggregate principal amount of the notes to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived) and (ii) 0.50% of the aggregate principal amount of the notes from the 181st day thereafter until, and including, the 270th day thereafter. Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If the event of default is continuing on the 271st day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default.

In order to elect to pay additional interest as the sole remedy during such time period, we must notify all holders (which notification may be made through a notice to DTC (other than with respect to any notes held in certificated form)) and the trustee and paying agent of such election on or before the close of business on the fifth business day after the date on which such event of default otherwise would occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default other than a default in the failure to:

•	pay the principal of or any interest on any note when due;

•	pay the cash and/or deliver the shares of common stock owing upon conversion of any note (including additional shares, if any) within the time period required by the indenture; or

•	comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail or deliver electronically in accordance with the procedures of the depositary to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the failure to deliver the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and (ii) within 30 days after the occurrence thereof, written notice of any event that would constitute a default under the indenture, its status and what action we are taking or propose to take in respect thereof.

Payments of the redemption price, the fundamental change repurchase price, the repurchase price on any repurchase date, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date, to the extent permitted by law.

This “—Events of Default” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Defaults and Remedies” in its entirety.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

•	extend the maturity of the principal of, or the stated time for payment of interest on, any note;

•	reduce the principal amount of, or the rate of interest on, any note;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the currency of payment of principal of or interest on the notes or change any note’s place of payment;

•	impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes;

•	reduce the amount payable or modify in any manner adverse to the holders of notes our obligation to make payments in connection with the repurchase rights of the holders as described above under “—Repurchase of Notes at Your Option on Certain Dates” and “—Repurchase of Notes at Your Option upon a Fundamental Change”;

•	adversely affect the right of holders to convert notes;

•	adversely affect the ranking of the notes as senior unsecured indebtedness; or

•	modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change, in each case, that does not adversely affect the rights of any holder. Any amendment or supplement made solely to conform the provisions of the indenture and notes to the description of the indenture and the notes contained in this “Description of the Notes” section, as supplemented by the related pricing term sheet, will be deemed not to adversely affect the rights of any holder.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail or deliver electronically in accordance with the procedures of the depositary to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

This “—Modification and Waiver” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Amendments and Waivers” in its entirety.

Consolidation, Merger and Sale of Assets

We may not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any successor person other than one of our subsidiaries, unless:

•	the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

Upon any such consolidation, binding share exchange, merger, sale, assignment, conveyance, transfer, lease or other disposition, the resulting, surviving or transferee corporation (if not us) shall succeed to, and may exercise every right and power of, j2 Global under the indenture, in our name or in its own name and we will be released (other than in the case of a lease) from all our liabilities under the indenture and under the notes.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a change of control (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

This “—Consolidation, Merger and Sale of Assets” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Consolidation, Merger or Sale of Assets” in its entirety.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any repurchase date or redemption date or upon conversion or otherwise, cash or cash and shares of our common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

This “—Satisfaction and Discharge” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Defeasance and Discharge” in its entirety.

Transfer and Exchange

A holder may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for required repurchase or conversion except for any portion of that note not being repurchased or converted, as the case may be.

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the regular record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Repurchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below, other than pursuant to cash-settled swaps or other derivatives), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes so cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or otherwise, whether by us, our subsidiaries, affiliates, agents, or dealers, or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered to be “outstanding” under the indenture upon their purchase.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at the holder’s expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We will be responsible for making many of the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock, the daily VWAP, adjustments to the conversion rate, accrued interest payable on the notes, any additional or contingent interest payable and the applicable conversion rate and conversion price. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

When notice is required to be delivered to the holder of a global security, it shall be delivered electronically in accordance with the procedures of the depositary. Notice given in accordance with the procedures of the depositary shall be deemed properly given.

Governing Law

Each of the indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Concerning the Trustee

U.S. Bank National Association serves as the trustee under the indenture. The trustee will be permitted to deal with us and our affiliates with the same rights as if it were not trustee.

The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

U.S. Bank National Association is the trustee under the j2 Cloud indenture in respect of its 8.000% senior notes due 2020. We and/or our affiliates also maintain banking relationships in the ordinary course of business with one or more affiliates of the trustee.

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into cash, shares of our common stock or a combination thereof should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security.

We will make payments of principal of, and any interest on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes and our common stock into which the notes may be converted. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion only applies to holders who purchase notes upon their initial issuance at their “issue price” (as defined below) and who hold the notes or our common stock as capital assets.

This discussion does not describe all of the U.S. federal tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or certain traders in securities;

•	persons holding notes or our common stock as part of a hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	certain former citizens and residents of the United States; and

•	Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of our common stock or more than 5% of the fair market value of the notes.

No statutory or judicial authority directly addresses all aspects of the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. The Internal Revenue Service (the “IRS”) has issued a revenue ruling with respect to instruments similar to the notes. This ruling supports certain aspects of the treatment described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the tax consequences described in this summary, and there can be no assurance that the IRS will not take contrary positions. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Notes

Under the indenture governing the notes, we and every holder agree (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the special Treasury regulations governing contingent payment debt instruments (the “contingent debt regulations”), as described below, and to be bound by our application of the contingent debt regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes, the related “projected payment schedule” determined by us as described below, and our treatment of the fair market value of any of our common stock (and any cash) received upon conversion of a note as a contingent payment. No assurances can be provided that such characterization as contingent payment debt or our determination of the “projected payment schedule” will be respected by a court.

Certain aspects of the application of the contingent debt regulations are uncertain and holders should be aware that a different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. For example, pursuant to a different treatment, a holder may be required to accrue interest income at a higher or lower rate, may not recognize income, gain or loss upon conversion of a note into common stock, and may recognize capital gain or loss upon a taxable disposition of a note.

The remainder of this discussion assumes the treatment set forth above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Accruals on the Notes

Pursuant to the contingent debt regulations, U.S. Holders of the notes will be required to accrue interest income on the notes on a constant-yield basis, based on a comparable yield to maturity as described below, regardless of whether such U.S. Holders use the cash or accrual method of accounting for U.S. federal income tax purposes. As a result, U.S. Holders generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

•	the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

The “issue price” of a note is the first price at which a substantial amount of the notes is sold for money to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

The term “comparable yield” as used in the contingent debt regulations means the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is 8%, compounded semi-annually. The precise manner of calculating the comparable yield is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield determined by us.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (which we refer to as the projected payment schedule) on the notes. This schedule must produce a yield to maturity that equals the comparable yield to maturity. The projected payment schedule includes estimates for contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this regard, the fair market value of any common stock (and the amount of any cash) received by a U.S. Holder upon conversion will be treated as a contingent payment. U.S. Holders may obtain the projected payment schedule by submitting a written request for such information to us at:

General Counsel

j2 Global, Inc.

6922 Hollywood Boulevard, Suite 500

Los Angeles, California 90028

By purchasing the notes, a U.S. Holder agrees in the indenture to be bound by our determination of the comparable yield and projected payment schedule and agrees to use the comparable yield and projected payment schedule in determining its interest accruals and the adjustments thereto in respect of the notes for U.S. federal income tax purposes.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments to interest accruals with respect of the notes for U.S. federal income tax purposes. The comparable yield and projected payment schedule do not constitute a projection or representation by us regarding the actual amounts that will be paid on the notes, or the value at any time of the common stock into which the notes may be converted.

Adjustments to Interest Accruals on the Notes

If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to the notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year. For these purposes, the payments in a taxable year include the fair market value of property (including our common stock) received in that year.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s total interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion, redemption or repurchase of the notes. A net negative adjustment is not subject to the 2% floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Conversion, Redemption or Repurchase of Notes

Generally the sale, exchange, conversion, redemption or repurchase of a note will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the projected payment schedule for the notes includes the receipt of stock upon conversion as a contingent payment with respect to the notes.

The amount of gain or loss on a sale, exchange, conversion, redemption or repurchase of a note will be equal to the difference between:

•	the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received; and

•	the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes pursuant to the projected payment schedule (without regard to the actual amount paid).

As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that a U.S. Holder has any net negative adjustment carried forward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange, conversion, redemption or repurchase of the notes.

Gain recognized by a U.S. Holder upon a sale, exchange, conversion, redemption or repurchase of a note generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term if the note has been held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder who sells notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

A U.S. Holder’s tax basis in common stock received upon conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we make a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to a U.S. Holder of a note to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), notwithstanding the fact that the U.S. Holder does not receive a cash payment.

An increase in the conversion rate at our discretion or in certain other circumstances will be deemed to be the payment of a taxable dividend to U.S. Holders, but, generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not. In certain circumstances, the failure to make an adjustment of the conversion rate under the indenture may result in a taxable constructive distribution to U.S. Holders of our common stock or the notes, if as a result of such failure the proportionate interest of the stockholders or the noteholders (as the case may be) in our assets or earnings and profits is increased.

Any constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules generally applicable to corporate distributions. It is unclear whether a constructive dividend would be eligible for the reduced rates of U.S. federal income tax applicable to “qualified dividend income” received by non-corporate U.S. Holders. Similarly, it is also unclear whether a corporate U.S. Holder would be entitled to claim the dividends-received deduction with respect to a constructive dividend. U.S. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of these adjustments.

Common Stock

Distributions, if any, paid on our common stock will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will first be applied against and reduce a U.S. Holder’s basis in the common stock and any excess will be treated as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if certain holding period and other applicable requirements are met. Dividends paid to a noncorporate U.S. Holder will qualify for the preferential tax rates applicable to “qualified dividend income” if certain holding period and other applicable requirements are met.

Gain or loss realized on the sale or exchange of our common stock will equal the difference between the amount realized on the sale or exchange and the U.S. Holder’s adjusted tax basis in the common stock. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held or is deemed to have held the common stock for more than a year. The deductibility of capital losses is subject to certain limitations. A U.S. Holder that sells common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally includes its interest income and its net gains from the disposition of notes and its dividend income and its net gains from the disposition of our common stock, unless such interest or dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

Payments on the Notes and Gain on Disposition of Notes

Subject to the discussion below concerning backup withholding, payments of principal and interest (including original issue discount) on the notes to a Non-U.S. Holder and any gain realized on a sale, exchange or other disposition of notes (including conversion) by a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	certain certification requirements have been fulfilled with respect to such Non-U.S. Holder. These certification requirements generally will be fulfilled if the Non-U.S. Holder certifies on IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, provided that the Non-U.S. Holder provides a properly executed IRS Form W-8ECI to us or the applicable withholding agent. Such Non-U.S. Holders will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including, in the case of a Non-U.S. Holder that is a corporation, the possible imposition of a 30% branch profits tax.

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise; or

•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We do not believe that we are currently a U.S. real property holding corporation or that we will become one in the future.

Dividends and Constructive Dividends

Dividends (including deemed dividends on the notes described above under “—Tax Consequences to U.S. Holders—Constructive Dividends”), if any, paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN or W-8BEN-E to us or our paying agent certifying its entitlement to benefits under a treaty. In the case of any constructive dividend, it is possible that the U.S. federal income tax on this constructive dividend would be withheld from other amounts held or paid through the applicable withholding agent, such as interest paid on a note, shares of common stock a Non-U.S. Holder would be entitled to receive upon conversion of a note, or sales proceeds from the sale of a note or common stock subsequently paid or credited to a Non-U.S. Holder.

If a Non-U.S. Holder of common stock is engaged in a trade or business in the United States, and if dividends on the stock are effectively connected with the conduct of this trade or business, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, provided that the Non-U.S. Holder provides a properly executed IRS Form W-8ECI to us or the applicable withholding agent. Such Non-U.S. Holders will generally be taxed in the same manner as U.S. Holders (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is a corporation and receives effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

A 30% withholding tax will be imposed on certain payments (“withholdable payments”) to certain foreign financial institutions, investment funds and other non-U.S. persons if such persons fail to comply with information reporting requirements (“FATCA Withholding”).

Such withholdable payments will include U.S.-source interest and the gross proceeds from the sale or other disposition of debt that can produce U.S.-source interest. Amounts received on the notes could be affected by this withholding if the recipient is subject to the information reporting requirements and fails to comply with them or if the notes are held through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if the holder would not otherwise have been subject to withholding). However, such payments will only include interest and proceeds of notes issued on or after July 1, 2014. Accordingly, FATCA Withholding will not apply to interest on the notes or proceeds from the sale or other disposition of the notes.

Withholdable payments will also include the dividends on and gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Dividend payments received after June 30, 2014 on our common stock could be subject to this withholding if the recipient is subject to the information reporting requirements and fails to comply with them or if the common stock is held through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if the holder would not otherwise have been subject to withholding). However, FATCA Withholding will not apply to payments of gross proceeds from a sale or other disposition of our common stock before January 1, 2017.

You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA Withholding.

Backup Withholding and Information Reporting

Payments on the notes and on our common stock and the proceeds from a sale or other disposition of the notes or our common stock will generally be subject to information reporting to the IRS.

A U.S. Holder will be subject to backup withholding on these payments unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding.

Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or our common stock, and Non-U.S. Holders may be subject to U.S. backup withholding on payments on the notes and on our common stock or on the proceeds from a sale or other disposition of the notes or our common stock. To avoid backup withholding, a Non-U.S. Holder must certify its foreign status, as described above under “—Tax Consequences to Non-U.S. Holders—Payments on the Notes and Gain on Disposition of Notes.”

The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC

Total		$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes at a price of     % of the principal amount of notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional notes.

	Per Note		Without Option	With Option
Public offering price		%	$	$
Underwriting discount		%	$	$
Proceeds, before expenses, to the Company		%	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $600,000 and are payable by us.

Option to Purchase Additional Notes

We have granted an over-allotment option to the underwriters to purchase up to an additional $45,000,000 principal amount of the notes at the public offering price, less the underwriting discount. The over-allotment option may be exercised only to cover over-allotments in the sale of the notes by the underwriters. The underwriters may exercise this over-allotment option at any time, provided that any settlement date for any notes purchased pursuant to the over-allotment option must occur no later than the 13th day from and including the closing date of the notes offered hereby. If the underwriters exercise this over-allotment option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the notes proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Nasdaq Global Market Listing

Our shares are listed on the Nasdaq Global Select Market under the symbol “JCOM.”

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

No Sales of Similar Securities

We have agreed that we will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person whom we or any of our affiliates are in privity), directly or indirectly, file (or participate in filing) with the SEC a registration statement under the Securities Act (other than on Form S-8) in respect of, establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of our common stock or any securities convertible into, or exercisable, or exchangeable for, shares of our common stock; or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of this prospectus, except (1) issuances and sales of the notes to be sold hereby and pursuant to any employee stock plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the time of the offering of these notes and (2) issuances of common stock upon the conversion of securities or the exercise of warrants outstanding at the time of the offering of these notes and common stock upon conversion of the notes offered hereby.

Our officers and directors have also agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person whom we or any of our affiliates are in privity), directly or indirectly, file (or participate in filing) with the SEC a registration statement under the Securities Act in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of our capital stock or securities convertible into or exchangeable or exercisable or exchangeable for such shares of our capital stock, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC for a period of 90 days after the date of this prospectus, except (i) the offer, sale, contract to sell, pledge or other disposition, provided that the number of shares disposed of by such officer or director and all other directors and officers of the Company signing a lock-up agreement does not exceed a maximum aggregate amount of 500,000 shares of common stock, provided further that such officer or director may not dispose of shares pursuant to this provision unless it receives oral or written confirmation from the General Counsel for the Company prior thereto to the effect that such disposition will not exceed such amount, (ii) shares of common stock disposed of as bona fide gifts, (iii) sales of shares of common stock to the Company to satisfy tax obligations incurred in connection with the vesting of shares of restricted stock, provided that any required filings under Section 16(a) of the Exchange Act shall indicate that the sale was made to the Company and in connection with the vesting of shares of restricted stock, (iv) by will or the laws of descent and distribution, (v) to any trust for the direct or indirect benefit of the officer or director or the immediate family of the officer or director, (vi) to any corporation, partnership, limited liability company or other entity to the extent such entity is wholly owned by the officer or director and/or members of the immediate family of the officer or director or (vii) to the shareholders, partners or members of the entities to which any shares were transferred under clause (v); provided that in the case of each transfer or distribution pursuant to clauses (ii) and (v) through (vii) above, (1) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein; and (2) no public reports or filings (including filings under Section 16(a) of the Exchange Act)) reporting a reduction in beneficial ownership of common stock shall be required or shall be voluntarily made during the lock-up period or any extension thereof.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional notes described above. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option granted to them. “Naked” short sales are sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any common stock issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those common stock except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes or common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 (including the portions of our Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Stockholders filed March 7, 2014 that are incorporated by reference therein).

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

•	Our Current Reports on Form 8-K filed on January 3, 2014, March 19, 2014, May 9, 2014 and June 10, 2014 (both) (other than Item 7.01 as described below).

•	The description of our common stock and the preferred share purchase rights attached to each share of common stock contained or incorporated in the registration statements filed by j2 under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of any Current Report on Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement or the accompanying prospectus, other than as specifically indicated in such Current Report on Form 8-K.

We will provide copies of these documents free of charge, to any person who receives this prospectus. To request a copy, you should contact our corporate secretary at our headquarters which are located at 6922 Hollywood Blvd., 5th Floor, Los Angeles, California 90028, telephone number (323) 860-9200. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing. We use our website as a channel for distributing information to the securities marketplace. Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, Los Angeles, California. Davis Polk  & Wardwell LLP, New York, New York, will pass upon certain matters relating to this offering for the underwriters.

EXPERTS

The consolidated financial statements of j2 Global, Inc. appearing in j2 Global, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of j2 Global, Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by SingerLewak LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS OR OTHER RIGHTS

PURCHASE CONTRACTS

UNITS

DEPOSITARY SHARES

From time to time, we may offer to sell the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants or other rights.

Specific terms of these securities will be provided in supplements to this prospectus. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “JCOM”. On June 9, 2014, the last reported sale price of our common stock on the NASDAQ Global Select Market was $48.58. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Global Select Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

Investing in these securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2014

i

ABOUT THIS PROSPECTUS

This document is called a “prospectus,” and it provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

j2 Global, Inc., a Delaware corporation, also referred to in this document as j2 Global, has filed a registration statement with the Securities and Exchange Commission, or the SEC, using a shelf registration or continuous offering process. Under the shelf registration process, from time to time, j2 Global may offer and sell securities described in this prospectus or any combination of such securities in one or more offerings.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street addresses are provided under the heading “Where You Can Find Additional Information.”

When acquiring securities, you should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with different information. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete for any date other than the date indicated on the cover page of these documents.

We are not offering the securities in any state where the offer is prohibited. The distribution of this prospectus and any prospectus supplement and the offering of our securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless the context indicates or requires otherwise, the terms “j2 Global,” “our company,” “the Company,” “we,” “us” and “our” as used in this prospectus refer to j2 Global, Inc. and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the date on which all the securities to which this prospectus relate have been sold or the offering under this prospectus and any prospectus supplement is otherwise terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on January 3, 2014, March 19, 2014, May 9, 2014 and June 10, 2014 (both); and

•	The description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on May 5, 1999, including any amendment or report filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Information in future filings incorporated by reference in this prospectus updates and supplements the information provided in this prospectus. Any statements in any future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: j2 Global, Inc., 6922 Hollywood Blvd., Suite 500, Los Angeles, CA 90028, telephone: (323) 860-9200 In addition, these filings are available at our website at http://www.j2.com. Our website does not form a part of this prospectus or any prospectus supplement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events and are not guarantees of future performance. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Some factors that could cause actual results to differ materially from those anticipated in these forward-looking statements include, but are not limited to, our ability and intention to:

•	Sustain growth or profitability, particularly in light of an uncertain U.S. or worldwide economy and the related impact on customer acquisition and retention rates, customer usage levels and credit and debit card payment declines;

•	Maintain and increase our cloud services customer base and average revenue per user;

•	Generate sufficient cash flow to make interest and debt payments and reinvest in our business, and pursue desired activities and businesses plans while satisfying restrictive covenants relating to debt obligations;

•	Acquire businesses on acceptable terms and successfully integrate and realize anticipated synergies from such acquisitions;

•	Continue to expand our businesses and operations internationally in the wake of numerous risks, including adverse currency fluctuations, difficulty in staffing and managing international operations, higher operating costs as a percentage of revenues or the implementation of adverse regulations;

•	Maintain our financial position, operating results and cash flows in the event that we incur new or unanticipated costs or tax liabilities, including those relating to federal and state income tax and indirect taxes, such as sales, value-added and telecommunication taxes;

•	Accurately estimate the assumptions underlying our effective worldwide tax rate;

•	Continue to pay a comparable cash dividend on a quarterly basis;

•	Maintain favorable relationships with critical third-party vendors whose financial condition will not negatively impact the services they provide;

•	Create compelling digital media content causing increased traffic and advertising levels, additional advertisers or an increase in advertising spend; and effectively target digital media advertisements to desired audiences;

•	Manage certain risks inherent to our business, such as costs associated with fraudulent activity, system failure or network security breach; effectively maintain and manage our billing systems; allocate time and resources required to manage our legal proceedings; or adhere to our internal controls and procedures;

•	Compete with other similar providers with regard to price, service and functionality;

•	Cost-effectively procure, retain and deploy large quantities of telephone numbers in desired locations in the United States and abroad;

•	Achieve business and financial objectives in light of burdensome domestic and international telecommunications, Internet or other regulations including data privacy, security and retention;

•	Successfully manage our growth, including but not limited to our operational and personnel-related resources, and integration of newly acquired businesses;

•	Successfully adapt to technological changes and diversify services and related revenues at acceptable levels of financial return;

•	Successfully develop and protect our intellectual property, both domestically and internationally, including our brands, patents, trademarks and domain names, and avoid infringing upon the proprietary rights of others; and

•	Recruit and retain key personnel.

In addition, our financial results could be materially impacted by risks associated with new accounting pronouncements.

Except to the extent required by law, we disclaim any obligation to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents, including our most recent annual report on Form 10-K, our most recent quarterly report on Form 10-Q and any subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, incorporated herein by reference or filed by us after the date of this prospectus, that are incorporated by reference into this prospectus. For more information, see the information provided under the heading “Where You Can Find Additional Information.” The occurrence of any of these risks might cause you to lose all or part of your investment in the securities offered hereby. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement or any related free writing prospectus, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, acquisitions, retirement of debt and other business opportunities. We will disclose any proposal to use net proceeds from any offering of securities in connection with an acquisition in the prospectus supplement relating to such offering.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2013, and the three months ended March 31, 2014, and 2013, are set forth below:

	Years Ended (unaudited)					Three Months Ended (unaudited)
	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	December 31, 2013	March 31, 2013	March 31, 2014
Ratio of earnings to fixed charges	122.4	100.7	94.9	15.7	6.7	6.2	7.8
Ratio of earnings to fixed charges and preferred stock dividends	122.4	100.7	94.9	15.7	6.7	6.2	7.8

We computed ratios of earnings to fixed charges by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rental expense.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our amended and restated certificate of incorporation (“Certificate of Incorporation”), our amended and restated bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Certificate of Incorporation and Bylaws for the provisions that may be important to you.

Our authorized capital stock consists of 95,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 6,000 are designated as Series A Preferred Stock and 20,000 are designed as Series B Preferred Stock. As of June 9th, 2014, the registrant had 47,722,456 shares of common stock, 5,064 shares of Series A Preferred Stock and 4,155 shares of Series B Preferred Stock outstanding.

Common Stock

Subject to the prior rights of any outstanding preferred stock, the holders of common stock are entitled to receive dividends out of assets legally available for payment of dividends at such times and in such amounts as the board of directors may from time to time determine.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of our directors, subject to any class or series voting rights granted to the preferred stock. There is no cumulative voting. The board of directors is expressly authorized to adopt, amend or repeal the by-laws in any manner not inconsistent with Delaware law or the certificate of incorporation, subject to the power of the stockholders to adopt, amend or repeal the by-laws. The certificate of incorporation may be amended by an affirmative vote of the holders of a majority of our outstanding capital stock entitled to vote on the matter, subject to any class or series voting rights granted to the preferred stock.

The shares of common stock are neither redeemable nor convertible, and the holders of common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive pro rata any of our assets which are legally available for distribution after payment of all debts and other liabilities and subject to any preferential rights of the holders of preferred stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “JCOM.”

Preferred Stock

Our Certificate of Incorporation provides that our board of directors may authorize the issuance of one or more series of preferred stock having such rights, including voting, conversion and redemption rights, and such preferences, including dividend and liquidation preferences, as the board may determine, without further action by our stockholders.

Each share of our Series A Preferred Stock has a stated value of $1,000. Our Series A Preferred Stock is not convertible into any other securities. In the event Ziff Davis, LLC (ZD LLC), one of our subsidiaries, pays any dividends or distributions to j2 Global in respect of j2 Global’s membership interests in ZD LLC (subject to certain exceptions in respect of senior interests), holders of our Series A Preferred Stock will be entitled to receive a dividend in the aggregate with respect to all Series A Preferred Stock equal to 2.4449% of such ZD LLC dividend (but only to the extent such dividend and all other dividends paid in respect of our Series A Preferred Stock does not exceed an annual rate of 15%, compounded on a quarterly basis on the stated value of our Series A Preferred Stock).

Our Series A Preferred Stock has a liquidation preference over our Series B Preferred Stock and a liquidation preference over our common stock in an amount up to, with respect to all shares of our Series A Preferred Stock, 2.4449% of the assets of ZD LLC and its subsidiaries legally available for distribution to j2 Global, after reduction in respect of certain senior interests (the “Series A Minority Portion”), but in no event in an amount that exceeds the stated value of our Series A Preferred Stock increased at a compounded annual rate of 15% (the “Series A Cap”) and in no event in an amount that exceeds the lesser of j2 Global’s assets available for distribution and 2.4449% of the assets of ZD LLC and its subsidiaries legally available for distribution to j2 Global.

On or after January 2, 2019, our Series A Preferred Stock will be mandatorily redeemable by us in connection with certain sale, initial public offering or spin-off transactions involving ZD, LLC. All, but not less than all, of our Series A Preferred Stock is subject to redemption by us at our option at any time. If the redemption occurs in connection with certain sale, initial public offering or spin-off transactions involving ZD LLC, the redemption price will be equal to an allocable portion of the enterprise value of ZD, LLC implied by such transaction with respect to the Series A Minority Portion and based on certain factors to be determined by our board of directors in its sole good faith judgment, but in no event in an amount that would exceed the Series A Cap. If not in connection with such a transaction, the redemption price will be the Series A Cap.

Our Series B preferred stock is not convertible into any other securities. In the event ZD LLC pays any dividends or distributions to j2 Global in respect of j2 Global’s membership interests in ZD LLC (subject to certain exceptions in respect of senior interests and our Series A Preferred Stock), holders of our Series B Preferred Stock will be entitled to receive a dividend in the aggregate with respect to all Series B Preferred Stock equal to 9.5579% of such ZD LLC dividend.

Our Series B preferred stock will have a liquidation preference junior to the liquidation preference of our Series A Preferred Stock and a liquidation preference over our common stock in an amount up to, with respect to all shares of our Series B Preferred Stock, 9.5579% of the assets of ZD LLC and its subsidiaries legally available for distribution to j2 Global, after reduction in respect of our Series A Preferred Stock and certain other senior interests (the “Series B Minority Portion”), but in no event in an amount that exceeds the lesser of j2 Global’s assets available for distribution and 9.5579% of the assets of ZD LLC and its subsidiaries legally available for distribution to the j2 Global.

On or after January 2, 2019, our Series B Preferred Stock will be mandatorily redeemable by us in connection with certain sale, initial public offering or spin-off transactions involving ZD LLC. All, but not less than all, of our Series B Preferred Stock is subject to redemption by us at our option at any time. If the redemption occurs in connection with certain sale, initial public offering or spin-off transactions involving ZD LLC, the redemption price will be equal to an allocable portion of the enterprise value of ZD LLC implied by such transaction with respect to the Series B Minority Portion and based on certain factors to be determined by our board of directors in its sole good faith judgment. Otherwise, the redemption price will be equal to the fair market value of such share as determined by our board of directors in its sole good faith judgment.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws Provisions

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Certificate of Incorporation and Bylaws:

•	permit our board of directors to issue up to 1,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by the sole remaining director;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

NASDAQ Global Select Market Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “JCOM.”

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities may be issued from time to time in one or more series pursuant to a senior indenture entered into between j2 Global, Inc. and U.S. Bank National Association, as trustee (the “trustee”), a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. Such indenture is referred to herein as the “indenture.” The terms of the debt securities will include those set forth in the indenture (as supplemented by any relevant officer’s certificate or supplemental indenture) and those made a part thereof by the Trust Indenture Act of 1939, as amended. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Because the following is only a summary of selected provisions of the indenture and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the indenture and any supplemental indentures thereto or officer’s certificate or board resolution related thereto. We urge you to read the indenture because the indenture, not this description, defines the rights of the holders of the debt securities.

As used in this “Description of Debt Securities,” the terms “we,” “our,” “us,” “the company” and “j2” refer to j2 Global, Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

General

The indenture does not limit the amount of debt securities which we may issue. We have the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The debt securities will rank equally with all of our other senior and unsubordinated debt. Our secured debt, if any, will be effectively senior to the senior debt securities to the extent of the value of the assets securing such debt. The debt securities will be exclusively our obligations and not of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles in the United States) of any of our subsidiaries. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title;

•	any limit upon the aggregate principal amount;

•	the date or dates on which the principal is payable;

•	the rate or rates at which the debt securities shall bear interest, if any, or the method by which such rate shall be determined;

•	the date or dates from which interest shall accrue;

•	the date or dates on which interest shall be payable;

•	the record dates for the determination of holders to whom interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	the place or places where the principal of and any interest shall be payable;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed, pursuant to any sinking fund or otherwise;

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or otherwise or at the option of a holder thereof;

•	if applicable, the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part;

•	if other than denominations of $1,000 and any multiple of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•	the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of such principal amount which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	whether the debt securities are issuable under Rule 144A or Regulation S and, in such case, any provisions unique to such form of issuance including any transfer restrictions or exchange and registration rights;

•	any and all other terms of the series including any terms which may be required by or advisable under U.S. law or regulations or advisable in connection with the marketing of the debt securities;

•	whether the debt securities are issuable as global securities or definitive certificates and, in such case, the identity for the depositary;

•	any deletion from, modification of or addition to the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occurs;

•	whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	any special tax implications of the debt securities;

•	any authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities, if other than the trustee;

•	any guarantor or co-issuers;

•	any special interest premium or other premium;

•	whether the debt securities are convertible or exchangeable into common stock or other of our equity securities and the terms and conditions upon which such conversion or exchange shall be effected; and

•	the currency in which payments shall be made, if other than U.S. dollars.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities); provided that if such additional debt securities are not fungible with the initial debt securities of such series offered hereby for U.S. federal income tax purposes, such additional debt securities will have a separate CUSIP number.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption or required repurchase of the debt securities.

Redemption and Repayment

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless the applicable prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the applicable prospectus supplement specifies one or more repayment dates.

If the applicable prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to but excluding the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

If the applicable prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to but excluding the repayment date.

If we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date except as otherwise set forth in the indenture. We will give the notice in the manner described below under the caption “—Notices.”

If a debt security represented by a global debt security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

We or our affiliates may purchase our debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Consolidation, Merger or Sale of Assets

The Company will not

•	consolidate with or merge with or into any Person; or

•	sell, lease, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person, unless:

(1) either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is an entity organized and validly existing under the laws of the United States of America, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company under the indenture;

(2) immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default has occurred and is continuing;

(3) if, as a result of any such transaction, the properties or assets of the Company become subject to a mortgage, pledge, lien, security interest or other encumbrance not be permitted by this Indenture, the Company takes steps to or such successor Person, as the case may be, takes steps as necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(4) the Company delivers to the trustee an Officers’ Certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture.

Defeasance and Discharge

Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each debt security as indicated in the applicable prospectus supplement.

Full Defeasance

The indenture provides that we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, to maintain paying agencies and the treatment of funds held by paying agents) upon our deposit with the trustee, in trust, of money and/or government obligations in the same currency as such series that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest on and any mandatory sinking fund payments in respect of the debt securities of such series on the stated maturity of such payments in accordance with the terms of the indenture and such debt securities. Such discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate or opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling, or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

Covenant Defeasance

The indenture provides that unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions: (i) we will no longer be obligated to comply with certain covenants; and (ii) the Event of Default described in the fifth bullet point under the caption “—Events of Default” will be inapplicable to such series. The conditions include:

•	the deposit with the trustee of money and/or government obligations in the same currency as such series that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal and interest on and any mandatory sinking fund payments in respect of the debt securities of such series on the stated maturity of such payments in accordance with the terms of the indenture and such debt securities; and

•	the delivery to the trustee of an officers’ certificate or opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred.

Defeasance and Events of Default

In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of such series are declared due and payable because of the occurrence of any applicable event of default, the amount of money and government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of such series at the time of their stated maturity but need not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such event of default. However, we will remain liable for such payments.

Default and Remedies

Events of Default

Each of the following will constitute an Event of Default under the indenture with respect to debt securities of any series:

•	default in the payment of any interest when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of principal when due;

•	default in the deposit of any sinking fund payment, when and as due;

•	default in the performance or breach of any of our other covenants or warranties in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series as provided in that indenture;

•

unless the terms of such series otherwise provide, an event of default under any indebtedness for money borrowed by us (including a default with respect to debt securities of any series other than that series) or any subsidiary (or the payment of which is guaranteed by us or a subsidiary), whether such indebtedness or guarantee now exists or will hereafter be created, if (a) such default either (1) results from the failure to pay any such indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such indebtedness at its stated final maturity and results in the holder or holders of such indebtedness causing such indebtedness to become due prior to its stated maturity and

(b) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $25 million or more at any one time outstanding;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default that is described in the applicable prospectus supplement.

The occurrence of an event of default under the indenture may also constitute an event of default under certain of our existing or future bank credit agreements. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness.

Consequences of an Event of Default

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, such portion of the principal amount as may be specified in the terms of that series) by a notice in writing to us (and to the trustee if given by the holders), and upon such declaration such principal will be immediately due and payable. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to us having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal with respect to debt securities of that series, have been cured or waived as provided in that indenture. For information as to waiver of defaults see the discussion set forth below under the caption “—Amendments and Waivers.” Reference is made to the prospectus supplement relating to any series of debt securities that are “discount securities” (any debt security that provides for an amount less than its stated principal amount to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of that indenture) for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default and the continuation thereof.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series; provided that (a) such direction will not conflict with any law or the indenture, (b) the trustee may take any other action that is not inconsistent with such direction; and (c) the trustee will have the right to decline any such direction if the trustee in good faith determines that the proceeding would involve the trustee in personal liability.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless such holder will have previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series and the holders of at least 25% in principal amount of the outstanding debt securities of that series will have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding, and the trustee will not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request and will have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal and any interest on such debt security on or after the due dates expressed in such debt security and to institute suit for the enforcement of any such payment, and such right will not be impaired without the consent of such holder.

The indenture requires that within 90 days after the end of each of its fiscal years we furnish to the trustee a statement as to compliance with the indenture. If a default or event of default occurs and is continuing and if it is known to the trustee, the trustee will mail to each holder of debt securities notice of a default or event of default within 90 days after it occurs or when the trustee learns of such default or event of default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of such series) with respect to debt securities of such series if it in good faith determines that withholding such notice is in the interest of the holders of debt securities.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Amendments and Waivers

Modifications to, and amendments of, the indenture may be made by us and the trustee with the consent of the holders of at least a majority in principal amount of the relevant debt securities. However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal or change the maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•	waive a default or event of default in the payment of the principal or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series and a waiver of the payment default that resulted from such acceleration);

•	make the debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal and interest on such debt securities, waivers of past defaults and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, our compliance with provisions of the indenture other than certain specified provisions. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to such series and its consequences, except a default in the payment of the principal or any interest on any debt security of that series or in respect of a provision which, under the indenture, cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected.

Modifications to, and amendments of, the indenture may be made by us and the trustee without the consent of the holders:

•	to cure any ambiguity;

•	to provide for our successor to assume the indenture;

•	to provide for a successor trustee;

•	to make any change that does not adversely affect the rights of any holder;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	to make other changes specified in the indenture.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or any debt securities or request a waiver.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities under the indenture that remain unclaimed for two years after the maturity date of such debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder nor any defect in a notice given to a particular holder will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Governing Law

The indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. No provision of the indenture requires the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

U.S. Bank National Association is the trustee under the indenture of our subsidiary, j2 Cloud Services, Inc., in respect of its 8.000% senior notes due 2020. We and/or our affiliates also maintain banking relationships in the ordinary course of business with one or more affiliates of the trustee.

DESCRIPTION OF WARRANTS OR OTHER RIGHTS

We may issue warrants or other rights. We have no restriction on the number of warrants or rights or the number of distinct series of warrants or rights we may issue. We will issue each series of warrants under either a warrant or rights indenture or agreement. This section summarizes terms to be included in such indenture or agreement and terms of the warrants or rights that apply generally to the warrants or rights. We will describe the specific terms of your warrant or right in the applicable prospectus supplement. Those terms may vary from the terms described here.

Warrants

We may issue warrants, options or similar instruments for the purchase of our debt securities, preferred stock, common stock, depositary shares or units. We refer to these collectively as “warrants.” Warrants may be issued independently or together with debt securities, preferred stock, common stock, depositary shares or units, and may be attached to or separate from those securities.

Rights

We may also issue rights, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value or stream of cash payments is determined by reference to, the occurrence or non-occurrence of or the performance, level or value of, one or more of the following:

•	securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or debt or equity securities of third parties;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance;

•	one or more indices; and/or

•	one or more baskets of the items described above.

We refer to each property described above as a “right property.”

We may satisfy our obligations, if any, and the holder of a right may satisfy its obligations, if any, with respect to any rights by delivering, among other things:

•	the right property;

•	the cash value of the right property; or

•	the cash value of the rights determined by reference to the performance, level or value of the right.

The applicable prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a right may deliver to satisfy its obligations, if any, with respect to any rights.

Agreements

Each series of warrants or rights may be evidenced by certificates and may be issued under a separate indenture, agreement or other instrument to be entered into between us and a bank that we select as agent with respect to such series. The agent, if any, will have its principal office in the U.S. and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of warrants or rights will identify the name and address of the warrant or rights agent, if any. Warrants or rights in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities under the heading “Legal Ownership and Book-Entry Issuance.”

General Terms of Warrants or Rights

The prospectus supplement will describe the terms of the series of warrants or rights in respect of which this prospectus is being delivered, including:

•	the offering price;

•	the currency for which the warrants or rights may be purchased;

•	the designation and terms of any securities with which the warrants or rights are issued and in that event the number of warrants or rights issued with each security or each principal amount of security;

•	the date, if any, on which the warrants or rights and any related securities will be separately transferable;

•	whether the warrants or rights are to be sold separately or with other securities, as part of units or otherwise;

•	any securities exchange or quotation system on which the warrants or rights or any securities deliverable upon exercise of such securities may be listed;

•	whether the warrants or rights will be issued in fully registered form, in global or non-global form or in any combination of these forms;

•	the dates on which the right to exercise the warrants will commence and expire;

•	material U.S. Federal income tax consequences of holding or exercising these securities; and

•	any other terms of the warrants or rights.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof of vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the senior indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:

•	the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

DESCRIPTION OF DEPOSITARY SHARES

Please note that in this section entitled “Description of Depositary Shares,” references to “j2 Global,” “we,” “our” and “us” refer only to j2 Global, Inc. and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own depositary shares registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries.

This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Fractional Shares or Multiple Shares of Preferred Stock

We may elect to offer fractional shares or some multiple of shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest of a share or an interest in multiple shares of preferred stock as described in the applicable prospectus supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share or interest in multiple shares of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depository shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

Withdrawal of Stock

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related series of preferred stock on the basis described in the applicable prospectus supplement, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related series of preferred stock to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Conversion of Preferred Stock

If the prospectus supplement relating to the depositary shares says that the deposited preferred stock underlying the depositary shares is convertible into or exercisable or exchangeable for common stock, preferred stock of another series or other securities of ours or debt or equity securities of one or more third parties, the following will apply unless we indicate otherwise in your prospectus supplement. The depositary shares, as such, will not be convertible into or exercisable or exchangeable for any securities of ours or any third party. Rather, any holder of the depositary shares may surrender the related depositary receipts to the preferred stock depositary with written instructions to instruct us to cause conversion, exercise or exchange of the preferred stock represented by the depositary shares into or for whole shares of common stock, shares of another series of preferred stock or other securities of ours or debt or equity securities of the relevant third party, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, exercise or exchange, we will cause the conversion, exercise or exchange using the same procedures as those provided for conversion, exercise or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted, exercised or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted, exercised or exchanged.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date, which will be the same date as the record date for the related preferred stock, will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. To the extent possible, the depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the applicable prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all preferred stock of the relevant series has been withdrawn; or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

Neither the depositary nor j2 Global will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of j2 Global and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Title

j2 Global, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

•	be appointed within 60 days after delivery of the notice of resignation or removal;

•	be a bank or trust company having its principal office in the United States; and

•	have a combined capital and surplus of at least $50,000,000.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of j2 Global, the trustee, the warrant agents, the unit agents or any other agent of j2 Global, agent of the trustee or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Select Market may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of the Company incorporated in this prospectus by reference from j2 Global, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$300,000,000

j2 Global, Inc.

     % Convertible Senior Notes due 2029

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

Wells Fargo Securities

June     , 2014